     As filed with the Securities and Exchange Commission on June 22, 2001
                                             Registration Statement No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                           Optical Cable Corporation
            (Exact Name of Registrant as Specified in Its Charter)

        Virginia                    3357                   54-1237042
     (State or Other         (Primary Standard          (I.R.S. Employer
     Jurisdiction of             Industrial          Identification Number)
     Incorporation or       Classification Code
      Organization)               Number)

                             5290 Concourse Drive
                            Roanoke, Virginia 24019
                                (540) 265-0690
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               ----------------
                                Robert Kopstein
                                   President
                           Optical Cable Corporation
                             5290 Concourse Drive
                            Roanoke, Virginia 24019
                                (540) 265-0690
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ----------------
                                  Copies to:

          Leslie A. Grandis                           Alan Dean
          McGuireWoods LLP                      Davis Polk & Wardwell
          One James Center                      450 Lexington Avenue
        901 East Cary Street                  New York, New York 10017
      Richmond, Virginia 23219

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        Proposed
                                                         Maximum
                                                        Aggregate   Amount of
   Title of each Class of                               Offering   Registration
Securities to be Registered                            Price(1)(2)     Fee
-------------------------------------------------------------------------------
Common Stock, no par value...........................  $90,000,000   $22,500
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes $11,739,130 of common stock that the underwriters will have the option to purchase from the registrant solely to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(o) solely for the purpose of determining the amount of the registration fee.
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

Subject to Completion, Dated June 22, 2001

                                      Shares

                              [OPTICAL CABLE LOGO]

                                  Common Stock

                                  -----------

  Of the        shares of common stock offered, Optical Cable is offering
       shares and the selling shareholder is offering        shares. Optical
Cable will not receive any of the proceeds from the sale of the shares offered by the selling shareholder.

                                  -----------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

  Our common stock is quoted on the Nasdaq National Market under the symbol "OCCF". On June 21, 2001, the last reported sale price of the common stock was $10.11 per share. See "Price Range of Common Stock" on page 15.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  Public                             Proceeds to
                                 Offering Underwriting  Proceeds to    Selling
                                  Price    Discounts   Optical Cable Shareholder
                                 -------- ------------ ------------- -----------
Per Share.......................  $          $             $            $
Total...........................  $          $             $            $

  We have granted the underwriters an option to purchase up to an additional shares to cover over-allotments, if any.

  We expect that certificates for the shares will be ready for delivery in New
York, New York on or about       , 2001.

                                  -----------

                            ABN AMRO Rothschild LLC

      , 2001.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary....................  3
Risk Factors..........................  8
Forward-Looking Statements............ 14
Use of Proceeds....................... 15
Price Range of Our Common Stock....... 15
Dividend Policy....................... 15
Capitalization........................ 16
Selected Financial Information........ 17
Management's Discussion and Analysis
 of Results of Operations and
 Financial Condition.................. 19

                                      Page
                                      ----
Business.............................. 28
Management............................ 42
Principal and Selling Shareholders.... 48
Description of Capital Stock.......... 49
Underwriting.......................... 52
Legal Matters......................... 53
Experts............................... 53
Additional Information................ 54
Index to Financial Statements.........F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not, the underwriters have not and the selling shareholder has not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the underwriters are not and the selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of its date only and our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

   This prospectus contains trademarks, service marks and registered marks of Optical Cable Corporation. Kevlar(TM) is a registered trademark of E.I. duPont de Nemours & Company.

                               PROSPECTUS SUMMARY

   The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                           OPTICAL CABLE CORPORATION

   We are a leading manufacturer of fiber optic cables for high bandwidth transmission of data, video and voice communications over moderate distances of up to 10 miles. Our products directly address the needs of the growing market for fiber optic cables in metropolitan, access and enterprise networks. Our products utilize a proprietary tight buffer coating and process that protects the optical fiber and a fiber optic cable design that achieves superior mechanical and environmental performance required by those markets. We have a global customer base, including distributors, original equipment manufacturers, system integrators, electrical contractors, value added resellers and end-users. In fiscal year 2000, we sold our products directly to approximately 1,200 customers.

   The number of communications networks and the quantity of information transmitted over them have increased substantially in recent years due to the rapid growth of data intensive applications, such as Internet access and e-commerce, e-mail, video conferencing, multimedia file transfers and the movement of large blocks of stored data across networks. Network service providers have focused on improving the transmission capacity, or bandwidth and performance of their networks to keep pace with the increase in traffic.

   Optical networks are comprised of a variety of networking equipment and components required to transmit, process, change, amplify and receive light that carries data, video and voice communications over fiber optic cables from one location to another. Improvements in performance and reductions in the cost of optical networking equipment have made it economically feasible to deploy optical networks in moderate distance applications such as enterprise networks. We believe that optical fiber installations in metropolitan and access networks will also experience significant growth as a result of the above factors. To bring the bandwidth and performance of optical networks to metropolitan markets and end-users, moderate distance fiber optic cabling infrastructure must be deployed in cities and enterprises.

   We believe that we are well positioned to capitalize on the growing worldwide demand for tight-buffered fiber optic cables for use in the rapidly growing metropolitan, access and enterprise markets. We have a unique technology base that provides significant advantages in addressing the tight-buffered fiber optic cable market. We have developed considerable expertise in fiber optic cable design, manufacturing and production processes that enables us to produce high performance fiber optic cables cost effectively and at high yields. Our product line is diverse and versatile, in keeping with continually evolving application needs of customers in the moderate distance market. Our fiber optic cables can be used both indoors and outdoors, are easy and economical to install, provide a high degree of reliability and offer industry leading performance characteristics.

   Our objective is to be the leading manufacturer and supplier of indoor/outdoor tight-buffered fiber optic cables for metropolitan, access and enterprise networks. We intend to expand our business by producing fiber optic cables that are versatile, reliable, cost effective and responsive to evolving market requirements. The key elements of our strategy are to:

  . focus on the tight-buffered indoor/outdoor fiber optic cable market;

  . develop high performance products and offer a broad product line;

  . capitalize on our proprietary, automated manufacturing processes;

  . leverage our close customer relationships;

  . expand our sales and marketing effort; and

  . pursue strategic alliances and acquisitions.

   We were incorporated in Virginia in 1983. Our executive offices are located at 5290 Concourse Drive, Roanoke, Virginia 24019, and our telephone number is
(540) 265-0690. Our website is located at www.occfiber.com. Information contained on our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

                                  THE OFFERING

Common stock offered:
  By us....................................          shares
  By the selling shareholder...............          shares
                                            ---------
    Total..................................          shares
                                            =========

Common stock to be outstanding after the
 offering..................................          shares

Selling shareholder................. Robert Kopstein, our chief executive officer and largest shareholder, is the
                                     selling shareholder.

Use of proceeds..................... Our net proceeds from the offering will
                                     be approximately $    million. We intend
                                     to use $    million of the net proceeds
                                     to repay our outstanding short-term
                                     borrowings and the rest for general
                                     corporate purposes including working
                                     capital, potential expansion of
                                     manufacturing capabilities and possible
                                     strategic alliances and acquisitions. We will not receive any proceeds from the sale of our common stock by the selling shareholder.

Nasdaq National Market symbol....... OCCF

   The number of shares of common stock that will be outstanding after this offering excludes:

  . 784,313 shares issuable upon the exercise of options outstanding as of April 30, 2001 at a weighted-average exercise price of $8.84 per share, and

  . 5,215,687 additional shares reserved for issuance under our 1996 Stock Incentive Plan.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                        Six Months
                                                                          Ended
                                  Years Ended October 31,               April 30,
                          ---------------------------------------- --------------------
                           1996    1997     1998    1999    2000    2000       2001
                          ------- -------  ------- ------- ------- ------- ------------
                                                                       (unaudited)
                                     (in thousands, except per share data)
Statement of Income
 (Loss) Information:
 Net sales..............  $45,152 $52,189  $50,589 $50,699 $58,219 $24,374   $34,373
 Cost of goods sold.....   24,907  30,613   29,330  27,547  30,878  13,260    18,666
 Gross profit...........   20,245  21,576   21,259  23,152  27,341  11,114    15,707
 Income from
  operations............   11,829  12,004   11,320  12,353  12,317   5,383     8,033
 Other income (expense),
  net (1)...............      198     (47)      57     166     417   1,919    (9,363)
 Net income (loss)......    9,221   7,807    7,270   8,305   8,255   4,731    (3,772)
 Pro forma income data
  (2):
 Net income, as
  reported..............  $ 9,221
 Pro forma income tax
  provision.............    1,747
                          -------
 Pro forma net income...  $ 7,474
                          =======
 Net income (loss) per
  share:
 Basic (pro forma for
  1996) (2) (3).........  $  0.13 $  0.14  $  0.13 $  0.15 $  0.15 $  0.08   $ (0.07)
                          ======= =======  ======= ======= ======= =======   =======
 Diluted (pro forma for
  1996) (2) (3).........  $  0.13 $  0.13  $  0.13 $  0.15 $  0.15 $  0.08   $ (0.07)
                          ======= =======  ======= ======= ======= =======   =======
 Weighted average
  shares:
  Basic (pro forma for
   1996) (3)............   59,041  58,013   57,431  56,504  56,307  56,244    56,318
                          ======= =======  ======= ======= ======= =======   =======
  Diluted (pro forma for
   1996) (3)............   59,412  58,526   57,863  56,865  56,758  56,701    56,650
                          ======= =======  ======= ======= ======= =======   =======

                                                                      April 30, 2001
                                                                   --------------------
                                                                                As
                                                                   Actual  Adjusted (4)
                                                                   ------- ------------
                                                                       (unaudited)
                                                                      (in thousands)
Balance Sheet Information:
 Cash and cash equivalents.......................................  $ 1,329   $
 Trading securities..............................................    5,030
 Working capital.................................................   26,298
 Total assets....................................................   44,297
 Short-term borrowings...........................................    1,108
 Total stockholders' equity......................................   38,514

--------
(1) Other income (expense), net includes interest income, interest expense and gains and losses on trading securities. In January 2000, we began investing our excess cash in the Nasdaq 100 Trust, which is designed to closely track the price and yield performance of the Nasdaq 100 stock index. For accounting purposes we categorize our investment in the Nasdaq 100 Trust as trading securities and we record the investment on our balance sheet at fair value, which is based on quoted market prices. Realized and unrealized net gains or losses are included in other income (expense), net. In fiscal year 2000 and for the six months ended April 30, 2000, we recognized gains on trading securities, net of $289,000 and $1.7 million, and for the six months ended April 30, 2001, we recognized losses on trading securities, net of $9.2 million.
(2) Through March 31, 1996, we were not subject to federal and state income taxes since we elected, under provisions of the Internal Revenue Code, to be taxed as an S corporation. On April 1, 1996, we completed a public offering of 4,013,124 shares of our common stock from which we received net proceeds of approximately $5.5 million. In connection with the closing of our initial public offering on April 1, 1996, we terminated our status as an S corporation effective March 31, 1996, and became subject to federal and state income taxes. Accordingly, the statement of income information for the year ended October 31, 1996, includes income taxes from April 1, 1996, and for informational purposes, the statement of income information for the year ended October 31, 1996, includes a pro forma adjustment for income taxes which would have been recorded if we had been subject to income taxes for the entire fiscal year presented.
(3) On August 31, 2000, our Board of Directors approved a 3-for-2 stock split effected in the form of a stock dividend of one share paid on September 28, 2000, upon each two shares held by shareholders of record at the close of business on September 8, 2000. Our stock began trading ex-dividend on September 29, 2000. All references to share and per share data, except for references to authorized shares, contained elsewhere in this prospectus have been retroactively adjusted to reflect the impact of the approved stock dividend.
(4)  The as adjusted amounts above give effect to our sale of shares of common
     stock in this offering at an assumed offering price of $     per share,
     less estimated underwriting discounts and commissions and estimated offering expenses, and the application of the proceeds of the offering to repay our outstanding short-term borrowings.

                                 RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

Risks Related to Our Industry

   Any decline in the demand for tight-buffered fiber optic cable will cause our net sales to fall.

   Tight-buffered fiber optic cable accounts for substantially all of our net sales. As a result, any decline in the demand for tight-buffered fiber optic cable will cause our net sales to fall and adversely affect our growth prospects and stock price.

   Our future growth depends on the rate at which optical networks are deployed in the metropolitan, access and enterprise markets.

   We focus on producing tight-buffered fiber optic cable that is used to connect optical networking equipment in the metropolitan, access and enterprise markets. Our future growth depends on the rate at which optical networking and related optical cabling are deployed in these markets. Tight-buffered fiber optic cable is not suitable for use in the long-haul networking market due to cost inefficiencies and size considerations. We cannot be certain that organizations in metropolitan, access and enterprise markets will continue to deploy fiber optic cabling to extend the reach of their fiber optic networks. Moreover, we cannot be certain of the growing use of optical networks by organizations in the metropolitan, access and enterprise markets. The desire of organizations to deploy fiber optic cabling will depend on end-user demand for the increased bandwidth made possible by optical networks. The recent economic downturn may dampen capital spending on fiber optic networking and fiber optic cables.

   The optical networking market is new and if the markets for our products do not develop and expand as we anticipate, demand for our products may decline, which would negatively impact our financial performance.

   The optical networking market is new and characterized by rapid technological change, changes in customer requirements, evolving industry standards and frequent new product introductions. Because the market is new, it is difficult to predict its potential size or future growth rate. Our success will, to a significant degree, depend on our ability to develop and introduce in a timely fashion new products that address our customers' diverse needs, incorporate new technologies, conform to industry standards and achieve market acceptance. Fiber optic cabling also competes with alternative broadband delivery technologies such as wireless and coaxial cable. If alternative broadband technologies succeed, demand for fiber optic cables may decline.

Risks Related to Our Business

   Our ability to remain competitive in the fiber optic cable market is crucial to our continued success.

   The market for fiber optic cables, including the moderate distance market in which our products are concentrated, is highly competitive. We compete with large, integrated fiber optic cable manufacturers such as Alcatel, Corning and Lucent. Some of our competitors, including these and others, are more established, benefit from greater market recognition and have much greater financial, research and development, production and marketing resources than we do. Competition could increase if new companies enter the market or if existing competitors expand their product lines. Additionally, fiber optic cable competes with copper wire cable and other alternative transmission media including wireless and satellite communications. An increase in competition could have a material adverse effect on our business and operating results because of price reductions and loss of market share. There can be no assurance that we will be able to maintain our competitive position.

   We expect our quarterly results to fluctuate and the price of our common stock will likely fall if our quarterly results are lower than the expectations of securities analysts.

   We expect our net sales and net income to fluctuate. In future quarters, our operating results may be below the expectations of securities analysts. If this occurs, the price of our common stock is likely to fall and you may lose all or part of your investment. A number of factors, many of which are discussed in more detail in other risk factors, may cause variations in the results of our operations, including:

  .  the proportion of our net sales made through distributors;

  .  the proportion of large to small orders;

  .  our product mix;

  .  the timing of orders that we receive from our customers;

  .  changes in the cost and availability of our raw materials;

  .  our manufacturing capacity and yield;

  . capital spending for fiber optic cabling in the metropolitan, access and enterprise markets; and

  . changes in the value of the Nasdaq 100 stock index, which will directly affect the value of our investment in the Nasdaq 100 Trust and our net income.

   A significant percentage of our expenses, including those relating to manufacturing, sales and marketing and general and administrative functions, are relatively fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our quarterly operating results would be disproportionately affected. You should not rely on our results for one quarter as any indication of our future performance. Our results of operations also reflect some seasonality. Our net sales for our first quarter ending in January are generally lower than in the immediately preceding fourth quarter ending in October. We believe this pattern is due to seasonality in the construction industry and the September 30 federal government fiscal year end.

   We have recently suffered significant net losses as a result of our investment in the Nasdaq 100 Trust and we will continue to suffer non-operating losses if the Nasdaq 100 stock index continues to decline.

   During the six months ended April 30, 2001, we reported a net loss of $3.8 million. This loss resulted from our investment and active trading in the Nasdaq 100 Trust, which is designed to closely track the price and yield performance of the Nasdaq 100 stock index. For accounting purposes, we categorize our investment in the Nasdaq 100 Trust as trading securities and we record the investment on our balance sheet at fair value, which is based on quoted market prices. As of April 30, 2001, we had a $5.0 million investment in the Nasdaq 100 Trust and outstanding margin borrowings of $1.1 million to finance our position. We mark our investment to market on each balance sheet date. Any decline in fair value from the previous balance sheet date is recorded as an unrealized loss while any increase in fair value is recorded as an unrealized gain. Our sales of the Nasdaq 100 Trust resulted in realized gains and losses on our investment. Realized gains and losses are determined on the first in, first out basis. We include realized and unrealized gains and losses on trading securities in other income (expense), net. As the Nasdaq 100 stock index has declined, we have incurred significant trading losses. In addition, we have been required from time to time to sell a portion of our position to meet margin calls on our margin borrowings. We incurred approximately $9.2 million of realized and unrealized losses on our investment in the Nasdaq 100 Trust during the first six months of fiscal year 2001. Our active trading in the Nasdaq 100 Trust continued through May 14, 2001. Our Board of Directors has adopted an Investment Objectives and Guidelines policy, in which we state that we will make no additional cash investments in the Nasdaq 100 Trust or in stocks of other companies, and that any margin calls relating to our margin borrowings will be met solely through the sale of securities purchased on margin and not by further cash contributions. If the Nasdaq 100 stock index continues to decline, we will recognize additional unrealized losses and may suffer realized losses on sales.

   Some of our optical fiber suppliers are also competitors and if our supply relationship with them deteriorates, it could harm our business.

   Some of our suppliers of optical fiber are both our source for optical fiber and major competitors in the market for fiber optic cables. For example, we buy some of our optical fiber from Alcatel, Corning and Lucent, each of which offers their own fiber optic cables that compete with our fiber optic cables. Our business, financial condition and results of operations could be harmed if these suppliers reduced the amount of optical fiber available to us, increased their prices, lengthened the lead time for orders or otherwise adversely affected our ability to secure optical fiber on competitive terms.

   If our supplier relationships are disrupted, our operating results may suffer.

   We currently rely on a limited number of suppliers for our supply of optical fiber and KevlarTM and other aramid yarns. We do not have any long-term agreements with these suppliers. These raw materials are critical to our production of fiber optic cables, and any disruption in the supply of raw materials could adversely affect our fiber optic cable production capability and adversely affect our operating results. There can be no assurance that our suppliers will continue to meet our optical fiber and KevlarTM and other aramid yarn requirements or meet these requirements on competitive terms.

   Over 40% of our net sales are made to distributors. If one or more of our distributors do not continue to purchase our products in significant quantities, our net sales and profitability may materially decline.

   During fiscal year 2000 and the six months ended April 30, 2001, over 40% of our net sales were made to distributors. As a result, we depend on the selling efforts of our distributors. Our distributors carry the products of our competitors and are not contractually committed to carry our products or purchase any minimum quantities. If any one of our distributors decides to purchase significantly less of our products or terminate its relationship with us, our net sales and profitability may materially decline. We could lose our key distributors because of factors beyond our control, such as a significant disruption in our distributors' businesses generally or in a specific product line. In addition, if any of our distributors merge, we may experience lower overall sales. We are also exposed to the creditworthiness of our distributors. Our largest distributor in fiscal year 2000, accounting for 15.5% of our net sales, filed for liquidation under the bankruptcy laws in January 2001.

   We rely on our proprietary manufacturing processes, and if our competitors develop similar processes or third parties infringe upon those processes, our ability to compete may be harmed.

   Our success and ability to compete is dependent in part on our proprietary manufacturing technology. None of our current manufacturing processes or products is protected by patents. We rely on a combination of trade secrets and technical measures to establish and protect our rights pertaining to our production technology. This protection may not deter misappropriation or preclude competitors from developing production processes, techniques or equipment with features identical, similar or superior to ours, which could harm our ability to compete. We believe that none of our products, trademarks or other proprietary rights infringes on the proprietary rights of others. However, third parties may assert infringement claims against us in the future with respect to our present or future products that may require us to enter into license agreements or result in protracted and costly litigation, regardless of the merits of these claims.

   If we fail to retain our key employees, our business may be harmed.

   Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. In particular, since our inception, we have been led by Robert Kopstein, who serves as our Chairman of the Board, President and Chief Executive Officer. Our success is dependent to a significant degree on the efforts of Mr. Kopstein. The loss or unavailability of Mr. Kopstein could have a material adverse effect on us. We have a $5 million key man life insurance policy on the life of Mr. Kopstein, naming us as sole beneficiary. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

   As a growing enterprise, our ability to manage our growth successfully is crucial to our future prospects.

   We are subject to a variety of risks associated with a growing business. Our ability to operate successfully in the future will depend on our ability to manage the effects of growth on manufacturing, distribution, marketing, customer service, engineering, product development, quality control, administration and financial condition. Our failure to manage growth effectively could have a material adverse effect on our business or results of operations.

   International sales are important to us and may put our future revenues at the risk of currency, political, economic and regulatory fluctuations.

   In fiscal years 1998, 1999, 2000 and the six months ended April 30, 2001, export sales represented approximately 21.7%, 19.7%, 21.2% and 23.5% of our net sales, and we expect that international business will continue to account for a significant portion of our sales. Our international business subjects us to added burdens and risks. These burdens and risks include currency fluctuations, greater uncertainty in political and economic conditions, unexpected changes in regulatory and tariff requirements and added complexity in complying with legal requirements.

   Foreign regulatory bodies often establish standards different from those in the United States. Our products are designed generally to meet U.S. standards. Although our quality management system is certified to the internationally recognized ISO 9001 quality standard, and although some of our products are designed to meet the requirements of various European and Far Eastern markets, any inability by us to maintain our ISO 9001 quality standard certification or to design products in compliance with foreign standards could have a material adverse effect on our operating results.

   There can be no assurance that we will be able to comply with any trade or other policies of foreign countries. Although most of our international sales are denominated in U.S. dollars, our international business may be affected by changes in demand resulting from fluctuations in currency exchange rates as well as by risks such as tariff regulations.

   Our common stock is largely held by one shareholder, therefore our Board of Directors and the future success of our business may be controlled by the decisions of one person.

   After the completion of this offering, Robert Kopstein, our Chairman of the
Board, President and Chief Executive Officer, will own more than   % of our
common stock. Because Mr. Kopstein's interests may differ from ours, actions Mr. Kopstein takes with respect to us, as our controlling shareholder, may not be favorable to us.

   Mr. Kopstein's interests may not be the same as, or may conflict with, the interests of our other shareholders. Mr. Kopstein will be able to control, directly or indirectly and subject to applicable law, all matters affecting us, including:

  . any determination with respect to our business direction and policies, including the appointment and removal of directors and officers;

  . any determinations with respect to mergers, business combinations or disposition of assets, our financing, compensation, option programs and other human resources policy decisions;

  .  changes to agreements that may adversely affect us; and

  .  the payment of dividends on our common stock.

   Mr. Kopstein is not prohibited from selling a controlling interest in us to a third party. Because Mr. Kopstein's investment in our common stock was made at per share levels considerably lower than other investors, a sale of our company that is profitable for him may not be profitable for you.

   The unfair employment practice claims brought against us could cause us to incur substantial costs in defending ourselves, subject us to damages and divert the attention of our management away from our operations.

   On September 27, 2000, the Equal Employment Opportunity Commission, referred to as the EEOC, filed a lawsuit against us. The EEOC's complaint alleged a pattern or practice of discrimination on the bases of gender and race. Four additional complaints have been filed with the EEOC against us. As a result of these claims or future claims, we could be subject to damages that may be substantial and that could have a material adverse effect on our results of operations or liquidity. In addition, defending ourselves from these claims may result in substantial cost and could divert the attention of our management away from our operations.

   Potential strategic alliances may not achieve their objectives.

   We may enter into various strategic alliances. Among other matters, we intend to explore strategic alliances designed to increase our manufacturing capacity, to increase distribution of our products and to secure supplies of raw materials. We may not be successful in developing any strategic alliances. Moreover, alliances that we do develop may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated.

   The forecasts of market growth by marketing research firms included in this prospectus have not been recently updated and you should not rely on these forecasts to project our growth.

   In this prospectus, we have included forecasts of market growth from reports of market research firms. Some of these growth forecasts have not been updated since June 2000 and may not be realized within the time frame forecasted. Moreover, even if markets grow as forecasted in the reports, we may not succeed in increasing our sales to participate in the growth. As a result, you should not rely upon these forecasts to project our growth. These reports were prepared in June 2000 and November 2000 and we assume that these forecasts were based in part on then prevailing general expectations of the growth in the build-out of communications and Internet companies and on the announced capital expenditure plans of companies in these industries. Subsequent to the publication of these reports, there has been a significant change in the general perception of communications and Internet companies and many companies have announced significant reductions in the timing and amount of their expected capital expenditures in the near and intermediate term. Accordingly, the market growth projected in these reports may not occur within the time frame forecasted.

   If a disaster struck our primary business facility, our business, results of operations and financial condition may be harmed.

   We believe that our success to date has been, and future results of operations will be, dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could have a material adverse effect upon us. Our manufacturing operations, marketing, management information systems, customer service and distribution functions are housed in a single facility in Roanoke, Virginia. There can be no assurance that a fire, flood, earthquake or other disaster affecting our facility would not disable these functions. Any significant damage to this facility would have a material adverse effect on our business, results of operations and financial condition.

   Our future growth could be slowed if we are unable to expand our manufacturing facilities on a timely basis.

   Our manufacturing facilities are adequate for our current level of production. If our net sales were to grow, we will need to increase our manufacturing capacity. If we are unable to expand our manufacturing capacity on a timely basis, we may lose sales opportunities and not be able to realize our growth potential. Our ability to expand our manufacturing capacity at our current facilities will depend on a number of factors, including timely delivery and installation of equipment, the availability of labor and the hiring and training of new personnel. If we continue to grow, we may also need to construct additional manufacturing facilities which will expose us to construction delays, cost overruns and other risks of new construction.

   Provisions of our charter documents and Virginia law may have anti-takeover effects that could prevent a change of control, which may cause our stock price to decline.

   Each of the Virginia Stock Corporation Act, our Amended and Restated Articles of Incorporation and our Bylaws contains provisions that may discourage acquisition offers, if any, for us. One provision in the Articles of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock in series, with the terms of each series to be fixed by the Board of Directors. These provisions may have the effect of delaying, deferring or preventing a change in control of us and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Related to the Offering

   Management will have discretion in the use of proceeds from this offering.

   Approximately $   million of the estimated net proceeds to us from the sale
of common stock in this offering has been allocated to general corporate purposes, including working capital, potential expansion of manufacturing capabilities and possible acquisitions. Accordingly, our management will have discretion in allocating a significant portion of the net proceeds from our sale of common stock. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value.

   There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall.

   Sales of a substantial number of shares of our common stock by our executive officers or directors after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock or other equity securities. Our executive officers and directors own an aggregate of 54,075,968 shares of our common stock as of April 30, 2001, of which 54,000,000 shares are owned by our chief executive officer. After the expiration of the 180 day lock-up to which our executive officers and directors have agreed, all of these shares will be available for sale. Sales of these shares or the perception that sales will occur could cause our stock price to fall.

   The volatility of the stock market may have a harmful effect on the price of our common stock and our ability to raise capital.

   The market price of our common stock could be subject to significant fluctuations in response to variations in anticipated or actual operating results and other events or factors such as announcements of technological innovations or new products by us or by our competitors, government regulations and developments in patent or other proprietary rights.

   In addition, the market prices for stock of companies in the optical networking sector have recently experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as general economic conditions, in the United States or internationally, may adversely affect the market price of our common stock. There can be no assurance that the market price of the common stock will not decline below the price at which shares are initially sold to the public in this offering.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, statements concerning our outlook for the future; statements of belief; future plans, strategies or anticipated events; and similar information and statements concerning matters that are not historical facts.

   The forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from our expectations.

   Factors that could cause or contribute to these differences include, but are not limited to:

  .  the level of sales to key customers;

  .  the economic conditions affecting network service providers;

  .  the slowdown in corporate spending on information technology;

  .  actions by competitors;

  .  fluctuations in the price of raw materials, including optical fiber;

  .  our dependence on a single manufacturing facility;

  .  our ability to protect our proprietary manufacturing technology;

  .  our dependence on a limited number of suppliers;

  .  an adverse price change in trading securities we hold;

  .  an adverse outcome in litigation, claims and other actions against us;

  .  technological changes and introductions of new competing products; and

  . changes in market demand, exchange rates, productivity, weather and market and economic conditions in the areas of the world in which we operate and market our products.

                                USE OF PROCEEDS

   We expect to receive net proceeds from the offering of approximately $
million, assuming an offering price of $   per share and after deducting
underwriting discounts and commissions and estimated offering expenses. We
intend to use $     million of the net proceeds to repay short-term borrowings and the rest for general corporate purposes, including working capital, potential expansion of manufacturing capabilities and possible strategic alliances and acquisitions. We are not presently negotiating any possible acquisitions. Pending these uses, we will invest the net proceeds in U.S. dollar denominated, short-term, interest-bearing, investment-grade securities.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "OCCF". On June 21, 2001, our common stock closed at a price of $10.11 per share.

   The following table sets forth for the fiscal periods indicated the high and low bid prices of the common stock, as reported on the Nasdaq National Market, during the two most recent fiscal years and the current fiscal year adjusted for the 3-for-2 stock split effected in the form of a stock dividend paid on September 28, 2000:

                                                             Range of Bid Prices
                                                             -------------------
                                                               High       Low
                                                               ----       ---
     Fiscal Year Ended October 31, 1999
     First Quarter..........................................    $11.33    $ 6.83
     Second Quarter.........................................    $ 9.00    $ 5.67
     Third Quarter..........................................    $ 8.67    $ 6.75
     Fourth Quarter.........................................    $ 8.33    $ 6.08

     Fiscal Year Ended October 31, 2000
     First Quarter..........................................    $32.15    $ 7.08
     Second Quarter.........................................    $44.92    $12.92
     Third Quarter..........................................    $25.67    $12.50
     Fourth Quarter.........................................    $24.88    $11.14

     Fiscal Year Ending October 31, 2001
     First Quarter..........................................    $17.94    $ 8.50
     Second Quarter.........................................    $14.25    $ 9.06
     Third Quarter (through June 21, 2001)..................    $14.05    $ 9.55

  Although our common stock is traded on the Nasdaq National Market, the trading market for our common stock has been relatively illiquid. As of April 30, 2001, we had 56,356,879 shares of common stock outstanding of which 54,000,000 shares of common stock were owned by our chief executive officer. If a more active and liquid trading market for our common stock develops after this offering, the trading prices for our shares may vary substantially from historic levels.

   As of April 30, 2001, there were approximately 399 shareholders of record.

                                DIVIDEND POLICY

   We have not paid or declared any cash dividends on our common stock since our initial public offering in April 1996 and do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2001:

  .   on an actual basis; and

  . on an as adjusted basis reflecting our receipt of the net proceeds from the sale of the shares of common stock by us in this offering at an
      offering price of $    per share, after deducting underwriting
      discounts and commissions and estimated offering expenses and applying a portion of the net proceeds to repay outstanding short-term borrowings.

You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Selected Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                                              April 30, 2001
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------- -----------
                                                                (unaudited)
                                                              (in thousands)
Short-term borrowings...................................... $ 1,108     $
Long-term debt, less current portion.......................      --
Stockholders' equity:
  Preferred stock, no par value, authorized 1,000,000
   shares; none issued and outstanding actual and as
   adjusted................................................      --
  Common stock, no par value, authorized 100,000,000
   shares;
   issued and outstanding 56,356,879 shares actual;
   issued and outstanding      shares as adjusted..........   3,889
Paid-in capital............................................   1,783
Retained earnings..........................................  32,842
                                                            -------     ---
    Total stockholders' equity............................. $38,514     $
                                                            =======     ===
    Total capitalization................................... $39,622     $
                                                            =======     ===

The total number of outstanding shares of our common stock as of April 30, 2001 is 56,356,879, excluding:

  . 784,313 shares issuable upon exercise of outstanding stock options with a weighted-average exercise price of $8.84 per share, and

  . 5,215,687 additional shares reserved for future issuance under our 1996 Stock Incentive Plan.

                         SELECTED FINANCIAL INFORMATION

   You should read the selected financial information set forth below in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our financial statements and related notes included elsewhere in this prospectus. The statement of operations information for the fiscal years ended October 31, 1998, 1999 and 2000 and the balance sheet information as of October 31, 1999 and 2000 are derived from, and are qualified by reference to, our audited financial statements and notes thereto included elsewhere in this prospectus. The statement of operations information for the fiscal years ended October 1996 and 1997, and the balance sheet information as of October 31, 1996, 1997 and 1998 are derived from, and are qualified by reference to, audited financial statements not appearing in this prospectus. The statement of operations information for the six months ended April 30, 2000 and April 30, 2001 and the balance sheet information as of April 30, 2001 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                     Six Months
                                  Years Ended October 31,          Ended April 30,
                          ---------------------------------------- ---------------
                           1996    1997     1998    1999    2000    2000    2001
                          ------- -------  ------- ------- ------- ------- -------
                                                                     (unaudited)
                                   (in thousands, except per share data)
Statement of Income
 (Loss) Information:
 Net sales..............  $45,152 $52,189  $50,589 $50,699 $58,219 $24,374 $34,373
 Cost of goods sold.....   24,907  30,613   29,330  27,547  30,878  13,260  18,666
                          ------- -------  ------- ------- ------- ------- -------
 Gross profit ..........   20,245  21,576   21,259  23,152  27,341  11,114  15,707
 Selling, general and
  administrative
  expenses .............    8,416   9,572    9,939  10,799  15,024   5,731   7,674
                          ------- -------  ------- ------- ------- ------- -------
 Income from
  operations............   11,829  12,004   11,320  12,353  12,317   5,383   8,033
 Other income (expense),
  net (1)...............      198     (47)      57     166     417   1,919  (9,363)
                          ------- -------  ------- ------- ------- ------- -------
 Income (loss) before
  income tax expense ...   12,027  11,957   11,377  12,519  12,734   7,302  (1,330)
 Income tax expense
  (2)...................    2,806   4,150    4,107   4,214   4,479   2,571   2,442
                          ------- -------  ------- ------- ------- ------- -------
 Net income (loss)......  $ 9,221 $ 7,807  $ 7,270 $ 8,305 $ 8,255 $ 4,731 $(3,772)
                          ======= =======  ======= ======= ======= ======= =======
 Pro forma income data
  (2):
 Net income, as
  reported..............  $ 9,221
 Pro forma income tax
  provision.............    1,747
                          -------
 Pro forma net income ..  $ 7,474
                          =======
 Net income (loss) per
  share:
 Basic (pro forma for
  1996) (2) (3).........  $  0.13 $  0.14  $  0.13 $  0.15 $  0.15 $  0.08 $ (0.07)
                          ======= =======  ======= ======= ======= ======= =======
 Diluted (pro forma for
  1996) (2) (3).........  $  0.13 $  0.13  $  0.13 $  0.15 $  0.15 $  0.08 $ (0.07)
                          ======= =======  ======= ======= ======= ======= =======
 Weighted average
  shares:
  Basic (pro forma for
   1996) (3)............   59,041  58,013   57,431  56,504  56,307  56,244  56,318
                          ======= =======  ======= ======= ======= ======= =======
  Diluted (pro forma for
   1996) (3)............   59,412  58,526   57,863  56,865  56,758  56,701  56,650
                          ======= =======  ======= ======= ======= ======= =======

                                       October 31,
                         ---------------------------------------
                                                                      April 30,
                          1996    1997    1998    1999    2000          2001
                         ------- ------- ------- ------- -------     -----------
                                                                     (unaudited)
                                       (in thousands)
Balance Sheet
 Information:
 Cash and cash
  equivalents .......... $ 1,678 $   986 $ 1,122 $ 6,817 $ 1,459       $ 1,329
 Trading securities.....      --      --      --      --  17,983         5,030
 Working capital .......  14,377  19,912  18,991  21,980  31,986        26,298
 Total assets ..........  31,127  35,214  32,829  37,512  52,688        44,297
 Short-term borrowings..   1,103      --      --      --   5,659         1,108
 Total stockholders'
  equity................  23,572  31,379  29,991  32,847  43,508        38,514

--------
(1) Other income (expense), net includes interest income, interest expense and gains and losses on trading securities. In January 2000, we began investing our excess cash in the Nasdaq 100 Trust, which is designed to closely track the price and yield performance of the Nasdaq 100 stock index. For accounting purposes, we categorize our investment in the Nasdaq 100 Trust as trading securities and we record the investment on our balance sheet at fair value, which is based on quoted market prices. Realized and unrealized net gains or losses are included in other income (expense), net. In fiscal year 2000 and for the six months ended April 30, 2000, we recognized gains on trading securities, net of $289,000 and $1.7 million, and for the six months ended April 30, 2001, we recognized losses on trading securities, net, of $9.2 million.
(2) Through March 31, 1996, we were not subject to federal and state income taxes since we elected, under provisions of the Internal Revenue Code, to be taxed as an S corporation. On April 1, 1996, we completed a public offering of 4,013,124 shares of our common stock from which we received net proceeds of approximately $5.5 million. In connection with the closing of our initial public offering on April 1, 1996, we terminated our status as an S corporation effective March 31, 1996, and became subject to federal and state income taxes. Accordingly, the statement of income information for the year ended October 31, 1996, includes income taxes from April 1, 1996, and for informational purposes, the statement of income information for the year ended October 31, 1996, includes a pro forma adjustment for income taxes which would have been recorded if we had been subject to income taxes for the entire fiscal year presented.
(3) On August 31, 2000, our Board of Directors approved a 3-for-2 stock split effected in the form of a stock dividend of one share paid on September 28, 2000, upon each two shares held by shareholders of record at the close of business on September 8, 2000. Our stock began trading ex-dividend on September 29, 2000. All references to share and per share data, except for references to authorized shares, contained elsewhere in this prospectus have been retroactively adjusted to reflect the impact of the approved stock dividend.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

   You should read the following discussion in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. Please see "Risk Factors" and "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Amounts presented in the following discussion have been rounded to the nearest hundred thousand, unless the amounts are less than one million, in which case the amounts have been rounded to the nearest thousand.

Overview

   We are a leading manufacturer of a broad range of fiber optic cables for use both indoors and outdoors. Our tight-buffered fiber optic cables are well suited for use in moderate distance applications to connect metropolitan, access and enterprise networks. Our tight-buffered fiber optic cables are derived from technology originally developed for military applications requiring rugged, flexible and compact fiber optic cables. Our tight-buffered fiber optic cables can be used both indoors and outdoors, are easy and economical to install, provide a high degree of reliability and offer industry leading performance characteristics. We have designed and implemented an efficient and highly automated manufacturing process based on proprietary technologies. This enables us to produce high quality indoor/outdoor tight-buffered fiber optic cable rapidly and cost efficiently.

   We sell our products through our sales force to original equipment manufacturers and to major distributors, regional distributors and various smaller distributors. In fiscal years 1998, 1999 and 2000 and for the six months ended April 30, 2000 and 2001, 62.5%, 63.2%, 58.0%, 59.6% and 43.3% of
our net sales were from sales to our distributors. International net sales were 21.7%, 19.7%, 21.2%, 22.0% and 23.5% in fiscal years 1998, 1999 and 2000 and for the six months ended April 30, 2000 and 2001. Substantially all of our international sales are denominated in U.S. dollars.

   Net sales consist of gross sales of products, less discounts, refunds and returns. Revenue is recognized at the time of product shipment or delivery to the customer, based on shipping terms. We typically give greater discounts on large orders and on sales to distributors than on sales to the rest of our customer base, including original equipment manufacturers. In fiscal years 1998, 1999 and 2000 and for the six months ended April 30, 2000 and 2001, 27.3%, 30.6%, 28.0%, 27.8% and 11.0% of our net sales were attributable to two domestic distributors. In fiscal years 1998, 1999 and 2000 and for the six months ended April 30, 2000 and 2001, 13.2%, 15.8%, 12.5%, 11.9% and 9.7% of
our net sales were attributable to one of these distributors. Another distributor accounted for 14.1%, 14.8% and 15.5% of net sales in fiscal years 1998, 1999 and 2000, and 15.9% and 1.3% of net sales for the six months ended April 30, 2000 and 2001. This distributor filed for liquidation under the bankruptcy laws in January 2001. As of October 31, 2000, we reserved approximately $1.8 million for estimated uncollectible accounts receivable from this distributor. As of January 31, 2001, we wrote off that $1.8 million reserve as well as an additional $419,000, for a total write-off of $2.2 million for estimated uncollectible accounts receivable from this distributor. Other than these two distributors, no single customer accounted for more than 5.0% of our net sales in fiscal years 1998, 1999 or 2000 or for the six months ended April 30, 2000 or 2001.

   A significant percentage of the selling price of our fiber optic cable is based on the cost of raw materials used. Because single-mode fiber is less expensive than multimode fiber, single-mode fiber optic cables have a lower per unit selling price than comparable multimode fiber optic cables. We believe that the metropolitan and access markets are predominantly users of single-mode fiber optic cable. To the extent that our sales mix shifts toward the metropolitan and access markets and our product mix shifts toward single-mode cables, we will have to increase the volume of our sales to maintain our current level of net sales. Increased volume may require us to expand our manufacturing capacity more rapidly.

   Cost of goods sold consists of the cost of materials, compensation costs and overhead related to our manufacturing operations. The largest percentage of costs included in cost of goods sold is attributable to costs of materials which are variable as opposed to fixed costs. As a result, cost of goods sold typically changes in proportion to increases and decreases in net sales.

   Selling, general and administrative expenses consist of the compensation costs for sales and marketing personnel, shipping costs, travel expenses, customer support expenses, trade show expenses, advertising, bad debt expense, the compensation cost for administration, finance and general management personnel, as well as legal and accounting fees.

   Other income (expense), net consists primarily of realized and unrealized net gains (losses) on trading securities, interest income and interest expense. In January 2000, with a view to obtaining a better investment return on our excess cash, we began actively buying and selling shares in the Nasdaq 100 Trust, which is designed to closely track the price and yield performance of the Nasdaq 100 stock index. These trading securities are recorded at fair value, which is based on quoted market prices. Purchases and sales of trading securities are recognized on a trade-date basis, the date the order to buy or sell is executed. Net realized gains or losses are determined on the first-in, first-out cost method. We mark our investment to market on each balance sheet date. Any decline in fair value is recorded as an unrealized loss, while any increase in fair value is recorded as an unrealized gain. Unrealized holding gains and losses for trading securities are included in other income (expense), net.

   In fiscal year 2000, we recognized realized and unrealized net gains of $289,000 in other income, net and continued to hold approximately $18.0 million of these trading securities as of October 31, 2000. The amount of net unrealized holding loss included in other income, net in fiscal year 2000 was $500,000. We utilized short-term margin borrowings payable to an investment broker to finance our position. As of October 31, 2000, the outstanding margin borrowings totaled $5.7 million. We incurred interest expense of $57,000 on the margin borrowings in fiscal year 2000. Our margin borrowings are collateralized by the trading securities and are subject to margin provisions, which may result in the sale of some or all of the trading securities to meet margin calls.

   Subsequent to October 31, 2000, we continued to purchase and sell shares in the Nasdaq 100 Trust and during this period the fair value of those shares continued to decline substantially. During the three months ended January 31, 2001, we recognized realized and unrealized net losses of $4.0 million, and during the three months ended April 30, 2001, we recognized an additional realized and unrealized net loss of $5.2 million, for a total realized and unrealized net loss of $9.2 million included in other expense, net for the six months ended April 30, 2001. As of April 30, 2001, our trading securities totaled $5.0 million and the outstanding margin borrowings totaled $1.1 million. For the six months ended April 30, 2001, we incurred interest expense of $248,000 on the margin borrowings. The amount of net unrealized holding gains included in other expense, net for the six months ended April 30, 2001 was $183,000.

   Subsequent to April 30, 2001, we purchased additional shares in the Nasdaq 100 Trust totaling $1.4 million. These purchases were financed by additional margin borrowings. Our last purchase of shares in the Nasdaq 100 Trust was on May 14, 2001. As of May 31, 2001, our trading securities totaled $6.2 million and the outstanding margin borrowings totaled $2.5 million. For the month of May 2001, we recognized unrealized losses on trading securities of $183,000 and incurred interest expense of $10,000 on the margin borrowings. Subsequent to May 31, 2001 through June 19, 2001, the value of our trading securities held as of May 31, 2001 decreased by $414,000. It is possible that the price of our trading securities could continue to experience an adverse change in the near term.

   Our active trading in the Nasdaq 100 Trust continued through May 14, 2001. Our Board of Directors has adopted an Investment Objectives and Guidelines policy, in which we state that we will make no additional cash investments in the above-mentioned Nasdaq 100 Trust or in stocks of other companies, and that any margin calls relating to the above-mentioned margin borrowings will be met solely through the sale of securities purchased on margin and not by further cash contributions. In addition, our Investment Objectives and Guidelines policy states that any future investments will be in U.S. dollar denominated, short-term, interest-bearing, investment-grade securities.

Results of Operations

   The following table sets forth selected line items from our statements of operations as a percentage of net sales for the periods indicated:

                                        Years Ended       Six Months Ended
                                        October 31,           April 30,
                                     -------------------  ------------------
                                     1998   1999   2000     2000      2001
                                     -----  -----  -----  --------  --------
Net sales........................... 100.0% 100.0% 100.0%    100.0%    100.0%
Cost of goods sold..................  58.0   54.3   53.0      54.4      54.3
                                     -----  -----  -----  --------  --------
  Gross profit .....................  42.0   45.7   47.0      45.6      45.7
Selling, general and administrative
 expenses...........................  19.6   21.3   25.8      23.5      22.3
                                     -----  -----  -----  --------  --------
  Income from operations............  22.4   24.4   21.2      22.1      23.4
Other income (expense), net.........   0.1    0.3    0.7       7.8     (27.2)
                                     -----  -----  -----  --------  --------
  Income (loss) before income tax
   expense .........................  22.5   24.7   21.9      29.9      (3.8)
Income tax expense .................   8.1    8.3    7.7      10.5       7.1
                                     -----  -----  -----  --------  --------
  Net income (loss).................  14.4%  16.4%  14.2%     19.4%    (10.9)%
                                     =====  =====  =====  ========  ========

   Six Months Ended April 30, 2000 and 2001

   Net Sales. Net sales increased 41.0% from $24.4 million for the six months ended April 30, 2000 to $34.4 million for the six months ended April 30, 2001. This increase was attributable to increased sales volume. Total fiber meters shipped increased 43.8% from 82.9 million fiber meters shipped in the six months ended April 30, 2000, to 119.1 fiber meters shipped in the six months ended April 30, 2001. This increase in fiber meters shipped was a result of a
12.4 million increase in multimode fiber meters shipped and a 23.8 million increase in single-mode fiber meters shipped.

   Gross Profit. Gross profit increased 41.3% from $11.1 million for the six months ended April 30, 2000 to $15.7 million for the six months ended April 30, 2001. Gross margin, or gross profit as a percentage of net sales, was 45.6% for the six months ended April 30, 2000 compared to 45.7% for the six months ended April 30, 2001. This slight increase in gross margin was attributable to an increase in the proportion of sales to original equipment manufacturers compared to distributors and was partially offset by an increase in the ratio of sales from large orders which are typically at lower gross margins. Net sales to distributors were 59.5% of net sales for the six months ended April 30, 2000 compared to 43.3% for the six months ended April 30, 2001.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 33.9% from $5.7 million for the six months ended April 30, 2000 to $7.7 million for the six months ended April 30, 2001. Selling, general and administrative expenses as a percentage of net sales were 23.5% for the six months ended April 30, 2000 compared to 22.3% for the six months ended April 30, 2001. This increase was primarily a result of increased marketing efforts and the increase in bad debt expense in the amount of $419,000 related to one of our distributors that filed for liquidation under the bankruptcy laws in January 2001.

   Income from Operations. Income from operations increased 49.2% from $5.4 million for the six months ended April 30, 2000 to $8.0 million for the six months ended April 30, 2001. This increase was due to the $4.6 million increase in gross profit, partially offset by the $1.9 million increase in selling, general and administrative expenses.

   Other Income (Expense), Net. Other income, net decreased from $1.9 million for the six months ended April 30, 2000 to other expense, net of $9.4 million for the six months ended April 30, 2001. This decrease was primarily due to losses on our trading securities. We recorded gains on trading securities, net of $1.7 million for the six months ended April 30, 2000 compared to losses on trading securities, net of $9.2 million for the six months ended April 30, 2001. In addition, for the six months ended April 30, 2001, we incurred interest expense of $248,000 on short-term margin borrowings related to our trading securities.

   Income (Loss) Before Income Tax Expense. Income before income tax expense decreased from $7.3 million for the six months ended April 30, 2000 to a loss before income tax expense of $1.3 million for the six months ended April 30, 2001. This decrease was primarily due to the $9.2 million losses on trading securities, net and the $1.9 million increase in selling, general and administrative expenses, partially offset by increases in sales volume and gross profit.

   Income Tax Expense. Income tax expense decreased 5.0% from $2.6 million for the six months ended April 30, 2000 to $2.4 million for the six months ended April 30, 2001. Our reported income tax expense for the six months ended April 30, 2001 differed from the expected income tax benefit, computed based on an expected effective tax rate of 35.0%, due primarily to the establishment of a valuation allowance for deferred tax assets in the amount of $3.1 million. As of April 30, 2001, we have assessed the realizability of our deferred tax assets relating to the capital loss carryforward and unrealized net loss from our trading securities and have determined that it is more likely than not that these deferred tax assets will not be realized. In order to fully realize these deferred tax assets, we will need to generate future capital gains of approximately $8.4 million prior to the expiration of the capital loss carryforward in 2006. For the six months ended April 30, 2000, our effective tax rate was 35.2%.

   Net Income (Loss). Net income decreased from $4.7 million for the six months ended April 30, 2000 to a net loss of $3.8 million for the six months ended April 30, 2001. This decrease was due to the $8.6 million decrease in income
(loss) before income tax expense, partially offset by the $129,000 decrease in income tax expense.

   Fiscal Years Ended October 31, 1998, 1999 and 2000

   Net Sales. Net sales increased 0.2% from $50.6 million in fiscal year 1998 to $50.7 million in fiscal year 1999. This slight increase was primarily attributable to a change in product mix, partially offset by reduced selling prices. Total fiber meters shipped increased 7.5% from 156.5 million during fiscal year 1998 to 168.2 million fiber meters shipped for the same period in 1999. This increase in fiber meters shipped was a result of a 3.3 million increase in multimode fiber meters shipped and an 8.4 million increase in single-mode fiber meters shipped. Net sales increased 14.8% from $50.7 million in fiscal year 1999 to $58.2 million in fiscal year 2000. This increase was attributable to increased sales volume. Total fiber meters shipped increased 18.5% from 168.2 million during fiscal year 1999 to 199.3 million shipped for the same period in 2000. This increase in fiber meters shipped was a result of a 13.8 million increase in multimode fiber meters shipped and a 17.3 million increase in single-mode fiber meters shipped.

   Gross Profit. Gross profit increased 8.9% from $21.3 million in fiscal year 1998 to $23.2 million in fiscal year 1999. Gross margin was 42.0% in fiscal year 1998 compared to 45.7% in fiscal year 1999. This increase was due to reduced raw fiber prices, partially offset by an increase in the ratio of net sales attributable to our distributors from fiscal year 1998 to fiscal year 1999. Net sales to distributors were 62.5% of total net sales in fiscal year 1998 compared to 63.2% in fiscal year 1999. Gross profit increased 18.1% from $23.2 million in fiscal year 1999 to $27.3 million in fiscal year 2000. Gross margin was 45.7% in fiscal year 1999 compared to 47.0% in fiscal year 2000. This slight increase was due to the impact of the decrease in the ratio of large orders, the decrease in the ratio of net sales attributable to our distributors and reduced raw fiber prices during the year. Net sales to distributors were 63.2% of total net sales in fiscal year 1999 compared to 58.0% in fiscal year 2000.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8.6% from $9.9 million in fiscal year 1998 to $10.8 million in fiscal year 1999. Selling, general and administrative expenses as a percentage of net sales were 19.6% in fiscal year 1998 compared to 21.3% in fiscal year 1999. This increase was primarily due to an increase in marketing efforts. Selling, general and administrative expenses increased 39.1% from $10.8 million in fiscal year 1999 to $15.0 million in fiscal year 2000. Selling, general and administrative expenses as a percentage of net sales were 21.3% in fiscal year 1999 compared to 25.8% in fiscal year 2000. This increase was primarily the result of an increase in the allowance for doubtful accounts of $1.6 million. This increase in the allowance for doubtful accounts is attributable to a

$1.8 million specific reserve for estimated uncollectible accounts receivable from one of our distributors that filed for liquidation under the bankruptcy laws in January 2001. Other factors that contributed to the increase in selling, general and administrative expenses in fiscal year 2000 include an increase in our sales force, the continued expansion of marketing efforts and an increase in legal fees associated with a lawsuit filed against us by the EEOC and four other complaints that have been filed against us with the EEOC.

   Income from Operations. Income from operations increased 9.1% from $11.3 million in fiscal year 1998 to $12.4 million in fiscal year 1999. This increase was due to the $1.9 million increase in gross profit, partially offset by the $859,000 increase in selling, general and administrative expenses. Income from operations decreased 0.3% from $12.4 million in fiscal year 1999 to $12.3 million in fiscal year 2000. This slight decrease was due to the $4.2 million increase in gross profit, offset by the $4.2 million increase in selling, general and administrative expenses.

   Other Income (Expense), Net. Other income, net increased 187.6% from $58,000 in fiscal year 1998 to $166,000 in fiscal year 1999. This increase was primarily due to an increase in interest income from our cash and cash equivalents. Other income, net increased 151.3% from $166,000 in fiscal year 1999 to $417,000 in fiscal year 2000. We began investing in trading securities and recognized related gains on trading securities, net of $289,000 in other income, net for fiscal year 2000. The increase in other income, net resulting from gains on trading securities, net was partially offset by interest expense of $57,000 on short-term margin borrowings related to the trading securities.

   Income Before Income Tax Expense. Income before income tax expense increased 10.0% from $11.4 million in fiscal year 1998 to $12.5 million in fiscal year 1999. This increase was primarily due to the increase in gross profit, partially offset by the $859,000 increase in selling, general and administrative expenses. Income before income tax expense increased 1.7% from $12.5 million in fiscal year 1999 to $12.7 million in fiscal year 2000. This increase was primarily due to increases in sales volume, gross profit and other income, net, partially offset by the $4.2 million increase in selling, general and administrative expenses.

   Income Tax Expense. Income tax expense increased 2.6% from $4.1 million in fiscal year 1998 to $4.2 million in fiscal year 1999. Our effective tax rate was 36.1% in fiscal year 1998 compared to 33.7% in fiscal year 1999. Income tax expense increased 6.3% from $4.2 million in fiscal year 1999 to $4.5 million in fiscal year 2000. Our effective tax rate was 33.7% in fiscal year 1999 compared to 35.2% in fiscal year 2000. Fluctuations in our effective tax rates are due primarily to the amount and timing of the tax benefit related to our foreign sales corporation which exempts from federal income taxation a portion of the net profit realized from sales outside of the United States of products manufactured in the United States.

   Net Income. Net income increased 14.2% million from $7.3 million in fiscal year 1998 to $8.3 million in fiscal year 1999. This increase was due to the increase in gross margin, partially offset by the increase in selling, general and administrative expenses and the $107,000 increase in income tax expense. Net income decreased $50,000 from fiscal year 1999 to $8.3 million in fiscal year 2000. This slight decrease was due to the increase in selling, general and administrative expenses and the $265,000 increase in income tax expense, partially offset by the increases in sales volume, gross margin and other income, net.

   Quarterly Results of Operations

   The following tables set forth quarterly operating information for our most recent ten fiscal quarters in dollars and as a percentage of net sales. This quarterly information has been prepared on a basis consistent with our audited financial statements. We believe this quarterly information includes all normal recurring adjustments necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters Ended
                   -----------------------------------------------------------------------------------------------------------
                                          July                                       July
                   January 31, April 30,   31,    October 31, January 31, April 30,   31,    October 31, January 31, April 30,
                      1999       1999     1999       1999        2000       2000     2000       2000        2001       2001
                   ----------- --------- -------  ----------- ----------- --------- -------  ----------- ----------- ---------
                                                                  (unaudited)
                                                   (in thousands, except per share amounts)
Net sales........    $10,842    $12,434  $12,603    $14,820     $11,346    $13,028  $16,651    $17,194     $16,996    $17,377
Cost of goods
 sold............      6,120      6,724    7,179      7,524       6,141      7,119    8,999      8,619       9,118      9,548
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Gross profit....      4,722      5,710    5,424      7,296       5,205      5,909    7,652      8,575       7,878      7,829
Selling, general
 and
 administrative
 expenses........      2,510      2,697    2,535      3,057       2,599      3,132    3,546      5,747       3,928      3,746
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Income from
  operations.....      2,212      3,013    2,889      4,239       2,606      2,777    4,106      2,828       3,950      4,083
Other income
 (expense), net..         40         44       10         72         532      1,386     (403)    (1,098)     (4,126)    (5,237)
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Income (loss)
  before income
  tax expense
  (benefit)......      2,252      3,057    2,899      4,311       3,138      4,163    3,703      1,730        (176)    (1,154)
Income tax
 expense
 (benefit).......        804      1,094    1,082      1,234       1,105      1,466    1,303        605         (61)     2,503
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Net income
  (loss).........    $ 1,448    $ 1,963  $ 1,817    $ 3,077     $ 2,033    $ 2,697  $ 2,400    $ 1,125     $  (115)   $(3,657)
                     =======    =======  =======    =======     =======    =======  =======    =======     =======    =======
Basic and diluted
 net income
 (loss) per
 share...........    $  0.03    $  0.04  $  0.03    $  0.06     $  0.04    $  0.05  $  0.04    $  0.02     $  0.00    $ (0.06)
                     =======    =======  =======    =======     =======    =======  =======    =======     =======    =======

                                                                Quarters Ended
                   -----------------------------------------------------------------------------------------------------------
                                          July                                       July
                   January 31, April 30,   31,    October 31, January 31, April 30,   31,    October 31, January 31, April 30,
                      1999       1999     1999       1999        2000       2000     2000       2000        2001       2001
                   ----------- --------- -------  ----------- ----------- --------- -------  ----------- ----------- ---------
                                                                  (unaudited)
                                                        (as a percentage of net sales)
Net sales........      100.0%     100.0%   100.0%     100.0%      100.0%     100.0%   100.0%     100.0%      100.0%     100.0%
Cost of goods
 sold............       56.5       54.1     57.0       50.8        54.1       54.7     54.0       50.1        53.6       54.9
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Gross profit....       43.5       45.9     43.0       49.2        45.9       45.3     46.0       49.9        46.4       45.1
Selling, general
 and
 administrative
 expenses........       23.1       21.7     20.1       20.6        22.9       24.0     21.3       33.4        23.1       21.6
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Income from
  operations.....       20.4       24.2     22.9       28.6        23.0       21.3     24.7       16.5        23.3       23.5
Other income
 (expense), net..        0.4        0.4      0.1        0.5         4.7       10.6     (2.5)      (6.4)      (24.3)     (30.1)
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Income (loss)
  before income
  tax expense
  (benefit)......       20.8       24.6     23.0       29.1        27.7       31.9     22.2       10.1        (1.0)      (6.6)
Income tax
 expense
 (benefit).......        7.4        8.8      8.6        8.3         9.8       11.2      7.8        3.6        (0.3)      14.4
                     -------    -------  -------    -------     -------    -------  -------    -------     -------    -------
 Net income
  (loss).........       13.4%      15.8%    14.4%      20.8%       17.9%      20.7%    14.4%       6.5%       (0.7)%    (21.0)%
                     =======    =======  =======    =======     =======    =======  =======    =======     =======    =======

   Net sales increased quarter over quarter in seven of the ten quarters ended April 30, 2001. The increase in net sales is attributable to increased sales volume. Our quarterly sales ranged from $10.8 million for the quarter ended January 31, 1999 to $17.4 million for the quarter ended April 30, 2001. We believe the increased sales volume beginning in the third quarter of fiscal year 2000 and continuing into fiscal year 2001, compared to the same quarter in the prior fiscal year was due to an accelerated pace of deployment of the type of fiber optic cable sold by us. Our net sales for our first quarter ending in January are generally lower than in the immediately preceding fourth quarter ending in October. We believe this pattern is due to seasonality in the construction industry and the September 30 federal government fiscal year end.

   Gross margin ranged from 43.0% to 49.9% during the ten quarters ended
April 30, 2001. The volatility is caused by quarterly fluctuations in the ratio of net sales to distributors and the ratio of net sales from large orders. Discounts on large orders and on sales to distributors are generally greater than for sales to the rest of our customer base, including original equipment manufacturers.

   Selling, general and administrative expenses as a percentage of net sales during the ten quarters ended April 30, 2001 were comparable with the exception of the quarter ended October 31, 2000, which was 33.4%. In the quarter ended October 31, 2000, we recorded a $1.8 million specific reserve for uncollectible accounts receivable from one of our distributors that filed for liquidation under the bankruptcy laws in January 2001. Also during the quarter ended October 31, 2000, we experienced increased legal fees associated with a lawsuit filed against us by the EEOC and with four other complaints that have been filed against us with the EEOC.

   Other income, net for the quarterly periods through October 31, 1999 was minimal and primarily represented interest income earned on our cash and cash equivalents. However, commencing in January 2000, we began investing our excess cash in trading securities. As a result, we recognized gains on trading securities, net of $450,000 and $1.3 million, which is included in other income, net for the quarters ended January 31, 2000 and April 30, 2000, and incurred losses on trading securities, net of $417,000, $1.0 million, $4.0 million and $5.2 million, which is included in other expense, net for the quarters ended July 31, 2000, October 31, 2000, January 31, 2001 and April 30, 2001. In addition, for the quarters ended July 31, 2000, October 31, 2000, January 31, 2001 and April 30, 2001, we incurred interest expense on our margin borrowings related to the trading securities of $3,000, $54,000, $150,000 and $98,000, which is included in other expense, net.

Liquidity and Capital Resources

   Our primary capital needs have been to fund working capital requirements and capital expenditures. Our primary source of capital has been cash provided from operations. Our bank lines of credit described below provide us with an additional source of liquidity. There was no balance outstanding under the lines of credit as of the end of fiscal years 1999 and 2000, or as of April 30, 2001.

   Our cash and cash equivalents totaled $1.3 million as of April 30, 2001, a decrease of $130,000, compared to $1.5 million as of October 31, 2000. The cash and cash equivalents decrease for the six months ended April 30, 2001 was primarily due to the purchase of property and equipment totaling $1.2 million and the repurchase of common stock totaling $1.6 million related to our common stock repurchase program, partially offset by net cash provided by operating activities of $2.4 million.

   On April 30, 2001, we had working capital of $26.3 million, compared to $32.0 million as of October 31, 2000, a decrease of $5.7 million. The ratio of current assets to current liabilities as of April 30, 2001 was 5.7 to 1, compared to 4.6 to 1 as of October 31, 2000. The change in working capital was primarily caused by a decrease in trading securities of $13.0 million, partially offset by an increase in trade accounts receivable, net of $4.6 million, an increase in inventories of $1.2 million and a decrease in payable to investment broker of $4.6 million.

   Net cash provided by operating activities was $9.6 million and $11.9 million for fiscal years 1998 and 1999. Net cash used in operating activities was $5.0 million for fiscal year 2000 and $6.7 million for the six months ended April 30, 2000. Net cash provided by operating activities was approximately $2.4 million for the six months ended April 30, 2001. Net cash provided by operating activities in fiscal year 1998 was primarily provided by operating income and a decrease in inventory of $2.1 million. In 1998, we reduced our inventory of optical fiber due to anticipated continued reductions in raw fiber prices. Net cash provided by operating activities in fiscal year 1999 was primarily provided by operating income, a decrease in inventory of $1.2 million and an increase in accounts payable and accrued expenses of $1.3 million. For fiscal year 2000, net cash used in operating activities was primarily due to the purchase of approximately $18.5 million in trading securities, an increase in trade accounts receivable of $3.0 million, and a decrease in accounts payable and accrued expenses of $1.1 million, partially offset by cash provided by operating income, realized net gains on trading securities of $788,000, a decrease in inventories of $1.2 million and an increase in payable to investment broker of $5.7 million. For the six months ended April 30, 2000, net cash used in operating activities was due to the purchase of approximately $13.6 million in trading securities, partially offset by cash provided by operating income, realized net gains on trading securities of $2.9 million and an increase in payable to investment broker of $592,000. Net cash provided by operating activities for the six months ended April 30, 2001 was primarily provided by a decrease in trading securities of $13.1 million, a decrease in income taxes refundable of $1.2 million and an increase in accounts payable and accrued expenses of $878,000, partially offset by an increase in trade accounts receivable of $5.1 million, an increase in inventories of $1.2 million and a decrease in payable to investment broker of $4.6 million.

   Net cash used in investing activities totaled $622,000, $553,000 and $1.4 million for fiscal years 1998, 1999 and 2000 and $795,000 and $1.2 million for the six months ended April 30, 2000 and 2001. Net cash used in investing activities was mainly for expenditures related to facilities and equipment for fiscal years 1998, 1999 and 2000 and for the six months ended April 30, 2000 and 2001. In October 2000, we entered into agreements to purchase machinery and equipment totaling approximately $872,000. The machinery and equipment is expected to be delivered and installed by the end of July 2001. Total remaining commitments under the machinery and equipment purchase agreements as of April 30, 2001 approximated $520,000. There are no other material commitments for capital expenditures as of April 30, 2001.

   Net cash used in financing activities was $8.8 million and $5.7 million for fiscal years 1998 and 1999 and $1.3 million for the six months ended April 30, 2001. Net cash provided by financing activities was $1.0 million for fiscal year 2000 and $1.1 million for the six months ended April 30, 2000. Net cash used in financing activities for fiscal years 1998 and 1999 and for the six months ended April 30, 2001 was primarily related to the repurchase of shares of our common stock. Net cash provided by financing activities for fiscal year 2000 and for the six months ended April 30, 2000 was primarily related to proceeds received from the exercise of employee stock options.

   On September 27, 2000, the EEOC filed a lawsuit under Title VII of the Civil Rights Act against us in the United States District Court for the Western District of Virginia. The lawsuit alleges a pattern or practice of discrimination on the bases of gender and race. The lawsuit seeks injunctive and other relief and damages in an unspecified amount. We intend to vigorously defend the EEOC's lawsuit on its merits. We may incur substantial costs in defending ourselves against this claim, regardless of its merit or outcome. At this early stage in the lawsuit, we cannot make a reasonable estimate of the monetary amount of its resolution or estimate a range of reasonably possible loss. If we are unsuccessful, we could be subject to damages that may be substantial and that could have a material adverse effect on our results of operations or liquidity.

   Commencing in October 1997, our Board of Directors authorized the repurchase of our common stock in the open market or in privately negotiated transactions. Through April 30, 2001, we had repurchased 2.3 million shares of our common stock for $16.4 million. The repurchases have been funded through cash flows from operations. We have no current intention to make any further repurchases of our shares.

   Under a loan agreement with our bank dated March 10, 1999, we have a $5.0 million secured revolving line of credit available for general corporate purposes and a $10.0 million secured revolving line of credit available to fund potential acquisitions, mergers and joint ventures. The lines of credit bear interest at 1.5% above the monthly LIBOR rate and are equally and ratably secured by our accounts receivable, contract rights, inventory, furniture and fixtures, machinery and equipment and general intangibles. The lines of credit will expire on March 31, 2002, unless they are further renewed or extended. As of April 30, 2001, we also had margin borrowings outstanding of $1.1 million related to our trading securities in the Nasdaq 100 Trust. If there are further declines in the fair value of the Nasdaq 100 Trust, we may be required to liquidate our position in the Nasdaq 100 Trust to meet margin calls. We believe that our cash flow from operations, liquidation of trading securities and available lines of credit will be adequate to fund our operations for at least the next twelve months.

Quantitative and Qualitative Disclosures About Market Risk

   We do not engage in transactions in derivative financial instruments or derivative commodity instruments. As of October 31, 2000 and April 30, 2001, our financial instruments were not exposed to significant market risk due to interest rate risk, foreign currency exchange risk or commodity price risk. However, as of October 31, 2000 and April 30, 2001, our trading securities, which consist of shares in the Nasdaq 100 Trust, are exposed to equity price risk. The Nasdaq 100 Trust is designed to track closely the price and yield performance of the Nasdaq 100 stock index. As of October 31, 2000 and April 30, 2001, our trading securities, valued at approximately $18.0 million and $5.0 million, have experienced a 2.7% and 6.3% decline in value since the date of purchase. Subsequent to April 30, 2001 through June 19, 2001, the value of our trading securities held as of April 30, 2001 decreased by approximately 9.5%, or approximately $480,000.

   The price of these trading securities could continue to experience a further adverse change in the near term. For illustration purposes, assuming a 30.0% further adverse change in the market price of the Nasdaq 100 Trust subsequent to April 30, 2001, our trading securities would decrease in value by an additional $1.5 million, based on the value of our portfolio of approximately $5.0 million as of April 30, 2001. This assumption is not necessarily indicative of future performance and actual results may differ materially.

New Accounting Standards

   In June 1998, the Financial Accounting Standards Board, also known as the FASB, issued Statement of Financial Accounting Standards, referred to as SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133." SFAS No. 138 amends SFAS No. 133 for a limited number of issues that have caused application difficulties. The adoption of SFAS No. 133, as amended, as of November 1, 2000, did not have any effect on our financial position, results of operations or liquidity.

   SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125," supercedes and replaces the guidance in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities that occur after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. The adoption of SFAS No. 140 did not have any effect on our financial statements.

   We also adopted Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition In Financial Statements," issued by the SEC staff. Given the nature of our business, the adoption of SAB 101 did not have any effect on our financial position, results of operations or liquidity.

   As of April 30, 2001, there are no other new accounting standards issued, but not yet adopted by us, which are expected to be applicable to our financial position, operating results or financial statement disclosures.

                                    BUSINESS

Overview

   We are a leading manufacturer of fiber optic cables for high bandwidth transmission of data, video and voice communications over moderate distances of up to 10 miles. Our products directly address the needs of the growing market for fiber optic cables in metropolitan, access and enterprise networks. Our products utilize a proprietary tight buffer coating that protects the optical fiber and a fiber optic cable design that achieves superior mechanical and environmental performance required by those markets.

   We believe that we produce the widest array of tight-buffered fiber optic cables that address moderate distance communications applications. Our fiber optic cables can be used both indoors and outdoors, are easy and economical to install, provide a high degree of reliability and offer industry leading performance characteristics. We have designed and implemented an efficient and highly automated manufacturing process based on proprietary technologies. This enables us to produce high quality indoor/outdoor fiber optic cable rapidly and cost efficiently.

Industry Background

   Increased Demand for Bandwidth

   The number of communications networks and the quantity of information transmitted over them have increased substantially in recent years due to the rapid growth of data intensive applications, such as Internet access and e-commerce, e-mail, video conferencing, multimedia file transfers, and the movement of large blocks of stored data across networks. For example, in November 2000, RHK, a leading market research and consulting firm, reported that Internet traffic transmitted through communications networks is forecast to increase at a compound annual growth rate of approximately 200% between 2000 and 2004.

   Network service providers have focused on improving the transmission capacity, or bandwidth, and performance of their networks to keep pace with the increase in traffic. At the same time, the bandwidth of enterprise networks continues to increase with innovations in networking equipment. These improvements have resulted in additional bandwidth intensive applications, further increasing the demand for bandwidth. We believe that these ongoing improvements will continue to generate growth in data, video and voice communications over networks.

   Deployment of Optical Networks

   To meet the demand for more bandwidth and better network performance, optical networks are being deployed and replacing traditional copper wire networks because they provide substantially higher data transmission rates, significantly increased bandwidth and improved reliability. Compared to copper wire, optical fiber has thousands of times the information carrying capacity, occupies much less space and operates more reliably over greater distances. Optical fiber is immune to the electromagnetic interference that causes static in copper wire transmission, as well as to electrical surges. Optical fiber is also a safer choice in environments where flammability is an issue because it does not carry electricity. In addition, communications over optical fiber networks are more secure than communications over copper wire networks because tapping into fiber optic cable without detection is very difficult.

   Optical networks are comprised of a variety of networking equipment and components required to transmit, process, change, amplify and receive light that carries data, video and voice communications over fiber optic cables from one location to another. Optical networks were originally deployed to serve the needs of large network service providers to carry communications traffic over long distances between cities and across continents. Improvements in performance and reductions in the cost of optical networking equipment have made it economically feasible to deploy optical networks in moderate distance applications such as enterprise networks.

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

To bring the bandwidth and performance of optical networks to metropolitan markets and end-users, moderate distance fiber optic cabling infrastructure must be deployed in cities and enterprises and connected to the long-haul fiber optic infrastructure.

   Optical fiber is deployed in four primary types of communications networks: long-haul, enterprise, metropolitan and access.

   Long-haul Networks. Long-haul networks are long distance, inter-continental and inter-city communications systems that typically employ high fiber count fiber optic cables and advanced, expensive fiber optic networking equipment for the purpose of transmitting large quantities of data, video and voice communications over long distances. This segment has historically experienced strong growth as network providers have sought to improve network infrastructure and support the increased demand for new services and greater traffic volumes. According to a June 2000 KMI Corporation report, worldwide demand for long-haul network fiber optic cable is expected to grow from 28.1 million fiber kilometers in 1999 to 72.8 million fiber kilometers in 2004, which represents a compound annual growth rate of 21.0%.

   Enterprise Networks. Enterprise networks, often referred to as local area networks or LANs, are communications systems used to transport data, video and voice communications within organizations such as businesses, government agencies and educational institutions. Enterprise networks connect computer users within an organization and allow users to share computer resources. As demand for bandwidth has increased, enterprise networks have increasingly utilized fiber optic technology. Optical fiber was first deployed in the major data routes or backbones of enterprise networks and is increasingly deployed to the end-user's desktop for high performance applications.

   Metropolitan Networks. Metropolitan networks are communications systems used to transport data, video and voice communications between major distribution points in metropolitan areas. These networks connect long-haul networks to access networks. They are generally rings of optical fiber that circle metropolitan areas, with branches of optical fiber that transmit information from the ring to co-location centers, data centers or other major distribution points located throughout the metropolitan area. These major distribution points are connected to access networks which in turn connect end-users to a communications network. Service providers, including telephone companies and cable television operators, continue to invest in the metropolitan fiber optic infrastructure to reduce capacity constraints resulting from the increase in data, video and voice communications and demand for enhanced services. According to a June 2000 KMI Corporation report, worldwide demand for optical fiber for local and feeder networks, including cable television is expected to grow from 27.9 million fiber kilometers in 1999 to 143.4 million fiber kilometers in 2004, which represents a compound annual growth rate of 38.8%.

   Access Networks. Access networks are communications systems that connect metropolitan networks to end-users such as businesses, residences and governmental agencies. Historically, access networks have been built using copper wire systems due to significant cost advantages over competing technologies, including fiber optic networks. However, copper wire systems are becoming increasingly insufficient to meet end-users' demand for new services that require high bandwidth and fast transmission speeds. Therefore, fiber optic technology is being increasingly deployed in access networks. This has only recently become economically feasible due to technological improvements in information transmission technologies and significant cost reductions in optical networking equipment and components. We believe that additional technological improvements and equipment cost reductions will accelerate the deployment of optical fiber to the end-user.

   Historically, the vast majority of optical fiber has been installed in long-haul networks. The deployment of optical fiber in long-haul networks is expected to continue to experience significant growth. We believe that optical fiber installations in metropolitan, access and enterprise networks will also experience significant growth as a result of several factors, including the increasing demand for bandwidth by commercial and residential end-users, improvements in information transmission technologies and significant cost reductions in optical networking equipment and components. These technological improvements and cost reductions are accelerating the build-out of optical networks in the metropolitan, access and enterprise markets which, due to the multitude of end-users in these markets, require a large quantity of low cost optical networking equipment.

   According to a June 2000 KMI Corporation report, 34.0 million fiber kilometers were expected to be installed in the United States in 2000, consisting of 13.9 million fiber kilometers, or 40.7%, in local and feeder applications, including cable television, with the balance primarily installed in long-haul fiber optic networks. Local and feeder applications, including cable television, are deployed in metropolitan and access networks. Further, KMI Corporation estimated that by the year 2004, the optical fiber installed in local and feeder applications, including cable television, will grow to 55.5 million fiber kilometers out of a total market of 99.2 million fiber kilometers, representing 56.0% of the total optical fiber installations in the United States. This represents a compound annual growth rate of 41.5% from the years 2000 through 2004 for optical fiber installed in local and feeder applications, including cable television. In addition, according to KMI Corporation, 40.6 million fiber kilometers were installed outside of the United States in 1999, including 18.4 million fiber kilometers or 45.4% in local and feeder applications, including cable television. KMI Corporation estimates that by 2004, optical fiber installed outside of the United States in the local and feeder applications, including cable television, will grow to 87.9 million fiber kilometers, representing a compound annual growth rate of 36.9%.

   Fiber Optic Cables

   Optical fiber must be processed into fiber optic cables before it can be installed in a fiber optic network. Fiber optic cables serve several critical purposes. Fiber optic cable aggregates multiple strands of optical fiber into a single, easy to handle package and protects the optical fiber from damage during installation and from damage that can be caused by a wide variety of environmental factors after installation. A typical fiber optic cable begins with one or more optical fibers that are each coated with a very thin layer of plastic material called a buffer. Groups of buffered optical fiber are further protected by secondary buffers or grouped into plastic tubes that are stranded together with aramid yarns, such as Kevlar(TM), which protect the optical fibers from damage that can occur when the fiber optic cable is pulled and stretched during installation. This combination of elements is then covered with one or more layers of plastic or steel that serves as a protective outer jacket, resulting in a fiber optic cable.

   Fiber optic cable designs can be grouped into three primary categories: loose tube, indoor tight-buffered, and indoor/outdoor tight-buffered.

   Loose Tube Fiber Optic Cable. A typical loose tube fiber optic cable consists of optical fibers that have a thin primary buffer coating and are grouped into one or more thin, rigid tubes that are flooded with gel to provide moisture protection to the optical fiber. The tubes are stranded around a strength element, such as a central strand of fiberglass or steel. This combination of elements is again flooded with gel and covered with one or more layers of plastic or steel that serves as a protective outer jacket, resulting in a loose tube fiber optic cable. A single loose tube fiber optic cable often contains hundreds of optical fibers, with groups of twelve or more optical fibers contained in the individual tubes within the fiber optic cable. This type of fiber optic cable is relatively stiff and is primarily used for long, relatively straight outdoor runs, such as in long-haul networks and in parts of metropolitan networks. One major drawback to the typical design of loose tube fiber optic cable is that it is difficult to terminate. Termination is the point where the optical fiber is either connected to another optical fiber or to communications equipment. Termination of a loose tube fiber optic cable requires extensive cleaning of the gel filling and preparation of the fiber ends. This is a messy, time consuming and expensive process, which translates into higher installation and maintenance costs. As a result, loose tube fiber optic cables are generally unsuitable for shorter distance applications and for applications that have a large number of termination points. Also, under various environmental conditions, loose tube fiber optic cables may experience problems with water penetration and chemical interaction of the gel with fiber buffers that can cause the optical fiber to become weak and brittle over time. Furthermore, most loose tube fiber optic cables are not suited for indoor use because they are flammable.

   Tight-Buffered (Indoor) Fiber Optic Cable. Tight-buffered fiber optic cable consists of optical fibers that have a primary buffer coating and an additional, heavier secondary tight buffer coating that is placed on each individual optical fiber for added protection. This combined buffer coating is typically three times thicker than the buffer used in loose tube fiber optic cables, providing much greater mechanical and environmental protection for each individual optical fiber. To form the fiber optic cable, groups of buffered optical fibers are combined with strength elements and covered with an outer protective jacket. Since these fiber optic cables are designed for indoor use, there is no need for gel or other fillings to protect against moisture. Tight-buffered fiber optic cable addresses many of the shortfalls presented by loose tube cable. It is significantly easier and faster to terminate because, without the messy gel, it requires no cleaning and little preparation. It is also designed to be flexible and rugged enough to withstand long pulling distances through conduits with a variety of bends and corners. However, due to the amount of buffer material used in tight-buffered fiber optic cable, it can be too unwieldy and costly for long-haul, high fiber count applications. Furthermore, standard indoor tight-buffered fiber optic cable is not designed to withstand the additional environmental challenges presented by outdoor use.

   Tight-Buffered (Indoor/Outdoor) Fiber Optic Cable. In many fiber optic cable installations, loose tube fiber optic cables are terminated at building entrances and spliced to standard indoor tight-buffered fiber optic cable, which is run indoors. This installation method is not optimal due to the considerable time and expense associated with these multiple terminations and the potential for ongoing fiber failures and optical signal loss at the termination points. The introduction of indoor/outdoor tight-buffered fiber optic cable alleviated these issues. Indoor/outdoor tight-buffered fiber optic cable enjoys all of the benefits of standard tight-buffered fiber optic cable, but its design, fabrication techniques and materials enable it to survive the range of conditions presented by outdoor installations. These conditions include exposure to moisture, ultra-violet radiation and a variety of microorganisms, animals and insects.

   Indoor/outdoor tight-buffered fiber optic cable can be run directly into buildings without the need for costly and time-consuming transitions from loose tube fiber optic cable at building entrances. As a result, indoor/outdoor tight-buffered fiber optic cable is ideal for use in short and moderate distance applications in metropolitan, access and enterprise networks which require a strong, flexible cable and have numerous termination points. This type of fiber optic cable is being increasingly installed in universities, corporate campuses, industrial and office complexes, and in a variety of other applications where multiple buildings are interconnected. Due to the significant advantages in moderate distance applications with numerous termination points, we believe that the market for indoor/outdoor tight-buffered fiber optic cable is poised for substantial growth as fiber optic technology is increasingly deployed in metropolitan and access networks.

Our Key Strengths

   We manufacture and market a broad range of indoor/outdoor tight-buffered fiber optic cables for use in a variety of moderate distance applications. We believe that our business has the potential for significant long-term growth as a result of the following key strengths.

   Leadership Position in the Indoor/Outdoor Tight Buffer Market

   We are a leading manufacturer of indoor/outdoor tight-buffered fiber optic cables. We believe that we are well positioned to capitalize on the growing worldwide demand for indoor/outdoor tight-buffered fiber optic cables for use in the rapidly growing metropolitan, access and enterprise markets. Our leadership position in this market is the result of the knowledge gained from many years of experience. Our founders performed government-funded fiber optic cable development work at International Telephone and Telegraph Corporation during the 1970's and early 1980's when International Telephone and Telegraph Corporation performed nearly all of the government-funded research and development programs for lightweight, rugged fiber optic cables for military tactical field use. Tight-buffered fiber optic cable technology resulted from that research. We have applied the results of that research, the technology, and the manufacturing methods to the development of our indoor/outdoor tight-buffered fiber optic cable product line.

   We believe our indoor/outdoor tight-buffered fiber optic cables provide significant advantages to distributors, installers, systems integrators and most importantly, end-users. Distributors are able to stock fewer varieties of fiber optic cables in a larger quantity because our fiber optic cables serve multiple purposes. Installers and systems integrators find that the multipurpose feature of our fiber optic cables can significantly reduce installation costs by eliminating the need to transition from outdoor fiber optic cable to indoor fiber optic cable at a building entrance. Our products also enhance network reliability by eliminating splices and reducing potential stress on optical fibers that could lead to breakage. The simplified installation, lower cost and enhanced reliability of our products are valued by the end-user because a long lasting, trouble-free fiber optic cable minimizes down time and maximizes system availability.

   Technological Superiority

   As a result of our extensive experience developing tight-buffered fiber optic cables, in particular to meet the stringent requirements for military applications, we believe we have a unique technology base that provides significant advantages in addressing the tight-buffered fiber optic cable market. We have developed considerable expertise in fiber optic cable design, manufacturing and production processes that enable us to produce high performance fiber optic cables cost effectively and at high yields. We believe that this creates significant barriers to entry.

   Our indoor/outdoor tight-buffered fiber optic cables are designed to provide superior protection against exposure to moisture, ultra-violet radiation and a variety of microorganisms, animals and insects. It is also designed to withstand the widest temperature range and has the smallest bend radius of any product in the industry. For example, ordinary fiber optic cables have a rated temperature operating range of approximately -20(degrees)C to +80(degrees)C, whereas our fiber optic cables exceed that range by 25%, from -40(degrees)C to +85(degrees)C. We believe that functional temperature range is becoming an increasingly important differentiating factor in our industry as fiber optic cable is deployed in new environments and geographical areas that experience extreme temperatures.

   One of our key technological advantages is a proprietary manufacturing process that extrudes a fiber optic cable jacket directly over and pressed into the fiber optic cable core elements. Our Core-Locked(TM) jackets allow the fiber optic cable to operate as a single mechanical unit with very high tensile strength and lateral stress resistance. This protects the optical fiber against mishandling and abuse during installation and can result in significant time and cost savings both during and after the installation process. Following is a picture of one of our Core-Locked(TM) jackets compared to a standard tubed-on tight-buffered fiber optic cable jacket, which illustrates the result of our proprietary pressure extrusion manufacturing process.

            Core-LockedTM                               Standard
[GRAPHIC]                                                              [GRAPHIC]

   Innovative, Automated Manufacturing Capabilities

   We have designed and developed proprietary manufacturing software and hardware that provides us with highly automated and technically precise manufacturing capabilities. The substantial automation of our manufacturing process has provided us with a number of important benefits. The most important benefit is that it allows us to produce a more uniform, high-quality fiber optic cable with higher yields and at a low cost. Another important benefit is that we are able to rapidly design and manufacture new products. This enables us to respond rapidly to customer requests for additional or unique products. We believe we have the quickest response time in our industry. Finally, many of our important technological advances result from our ability to closely monitor, modify and refine our production process.

   Customer Focus

   We focus on supporting our customers to enhance their business, and we work closely with our customers to identify and define their unique requirements. This often requires us to create custom fiber optic cables for a variety of special applications and environments. We believe that our level of responsiveness to unique customer requirements is unsurpassed in our industry. We have established close design, development and support relationships with our customers. We believe these close relationships allow us to better understand our customers' specific needs early in the project development process and to deliver more responsive solutions and support. By becoming involved early in our customers' network design process, we often have the opportunity to have our products specified as the fiber optic cables for the customer's network.

   Broad Product Offering

   We manufacture a comprehensive, state-of-the-art line of tight-buffered fiber optic cables. We produce what we believe to be the industry's widest array of indoor/outdoor tight-buffered fiber optic cables with features and performance characteristics to address the needs of the metropolitan, access and enterprise markets. Our fiber optic cables range from small single fiber cables for patch cords to large high fiber count fiber optic cables for major network trunks and from fiber optic cables used in computer facilities to those used in underground installations. We also offer aerial self-supporting fiber optic cables for easy installation on pole lines, military tactical fiber optic cables, and specialty fiber optic cables for special markets. This wide range of products makes us attractive as a one-stop source for customers with unique as well as standard fiber optic cable requirements.

Our Strategy

   Our objective is to be the leading manufacturer and supplier of indoor/outdoor tight-buffered fiber optic cables for metropolitan, access and enterprise networks. We intend to expand our business by providing fiber optic cables that are versatile, reliable, cost effective and responsive to evolving market requirements. The key elements of our strategy are described below.

   Focus on Tight-Buffered Indoor/Outdoor Fiber Optic Cable Market

   We intend to continue to focus solely on the manufacture and sale of the highest quality indoor/outdoor tight-buffered fiber optic cables for use in the rapidly growing metropolitan, access and enterprise markets. As fiber optic cable installations in the long-haul market are built-out, we believe that sales of fiber optic cables into these moderate distance markets will continue to accelerate and eventually comprise the majority of sales for fiber optic cable. Our focus on indoor/outdoor tight-buffered fiber optic cable also allows us to meet the special needs of our customers for customized fiber optic cable solutions and rapidly deliver these products for use in these high growth markets.

   Develop High Performance Products and Offer a Broad Product Line

   We intend to continue to build on our product and technology leadership by designing and manufacturing additional tight-buffered fiber optic cables that are rugged, easy to install, versatile, highly reliable, and competitively priced for the moderate distance market. We believe our focus on providing a broad range of high performance products provides significant advantages to distributors, installers and systems integrators, and most importantly, end-users in the rapidly growing metropolitan, access and enterprise networks.

   Capitalize on Proprietary, Automated Manufacturing Processes

   We have developed proprietary process control systems to ensure product consistency and uniformity at high manufacturing throughput rates. We plan to continue to improve these process control systems, including our hardware and software, to increase the productivity of our manufacturing process and the quality of our products and to introduce new products to the market.

   Leverage Close Customer Relationships

   We intend to continue to work closely with our customers early in their project development cycles to customize our products and create new products for their unique applications. We intend to continue to leverage our close customer relationships to obtain new customers with similar requirements and to develop new products which can be sold to the broader market.

   Expand Sales and Marketing Effort

   We currently have a growing network of sales staff and worldwide distribution channels. Approximately three-quarters of our sales are domestic, and one-quarter of our sales are international, with customers in over 65 countries. We intend to expand both our sales staff and our distribution channels around the world to better serve our existing customers and to attract new customers. We also intend to expand our marketing efforts in order to increase our domestic and international customer base. In addition, while we have no current commitments with respect to any future international expansion, we intend to seek to identify, and possibly pursue, opportunities to increase our sales and marketing efforts in China.

   Pursue Strategic Alliances and Acquisitions

   We intend to explore strategic alliances and acquisitions that will enable us to increase our manufacturing capabilities, broaden the distribution of our products and secure supplies of raw materials. We believe that these opportunities can be an important element of our competitive position and can further complement our overall business strategy.

Products

   We manufacture and market a broad array of fiber optic cables that provide high bandwidth transmission of data, video and voice communications over moderate distances. Our product line is diverse and versatile, in keeping with continually evolving application needs of customers within the moderate distance market. Our tight-buffered fiber optic cables address the needs of the metropolitan, access and enterprise networks.

   The following table summarizes the various types of fiber optic cables we produce and their attributes:

  SERIES     CABLE TYPE                FEATURES                           APPLICATIONS
                         .  Available with one or two optical .  Routing connections in patching
  A         Assembly        fibers                               systems
                                                              .  Short patch cord cable links
                         .  Compatible with all standard         between electronic equipment and
                            optical fiber connectors             main fiber optic cables
                         .  Contain Kevlar(TM) or other
                            aramid yarns                      .  Jumpers and pigtails
                         .  Flexible and resilient
                            thermoplastic outer jacket        .  General indoor use
                         .  Flame retardant
--------------------------------------------------------------------------------------------------
  B         Breakout     .  2 to 156 optical fibers           .  Vertically in building risers
                         . High performance tight buffer         without concern for stretching
                            coating on each optical fiber for the optical fiber
                            environmental and mechanical      . Suitable for indoor and outdoor
                         protection                           use
                         . Core-Locked(TM) elastomeric        .  Short and moderate distance links
                         subcable jacket                         between buildings or within a
                         . Core-Locked(TM) outer jacket          building, where multiple
                                                                 termination points are needed
                         . Rugged and flame retardant         .  For installations where ease of
                         . Ultraviolet, moisture and fungus      termination and termination costs
                         resistant                               are important factors
--------------------------------------------------------------------------------------------------
  D         Distribution . 2 to 156 optical fibers            . Designed for use in limited
                         .Tight buffer coating on each          conduit space and tight bends in
                           optical fiber                        long fiber optic cable pulls
                         . Smaller, lighter and less          .Buried and overhead installations
                           expensive than the B-Series fiber  .Suitable for indoor and outdoor use optic cables, but without the
                           separate subcable jacket
                         .Core-Locked(TM) outer jacket        . Installations where long lengths
                         .High strength to weight ratio         of fiber optic cables must be
                         .Compact size                          pulled through duct systems and
                         .Flexible, rugged and flame            where size, weight and fiber optic
                         retardant                              cable costs are more significant
                                                                than termination considerations
                         . Ultraviolet, moisture and fungus
                           resistant
--------------------------------------------------------------------------------------------------
  G         Subgrouping  . Up to 864 optical fibers in        . Multiple locations needing high
                           various                              fiber counts, such as in wiring
                           subgroup sizes                       racks or wiring closets
                         . High performance tight buffer      .Very high fiber count fiber optic
                           coating                            cables
                           on multifiber subcables            .Direct burial and aerial
                                                              applications
                         . Core-Locked(TM) outer jacket       . Suitable for indoor and outdoor
                                                                use
                         . Rugged and flame retardant
                         . Moisture and fungus resistant
--------------------------------------------------------------------------------------------------

   A-Series Assembly Fiber Optic Cables. Our A-Series fiber optic cables contain one or two optical fiber units. A-Series fiber optic cables contain tight-buffered optical fibers which are surrounded by a layer of Kevlar(TM) or other aramid yarn strength members to prevent the optical fiber from being stretched if there is tension on the fiber optic cable. A flexible and resilient thermoplastic outer jacket is then applied to further strengthen and protect the optical fiber. These fiber optic cables are used for jumpers, which are short length patch cords, and for pigtails, which are short lengths of fiber optic cable with a connector on one end. Various outer jacket materials are offered to provide flammability ratings and handling characteristics tailored to customers' needs. These fiber optic cables are often privately labeled and sold to original equipment manufacturers that produce the fiber optic cable assemblies.

[GRAPHIC]


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

   B-Series Breakout Fiber Optic Cables. Our B-Series fiber optic cables consist of a number of subcables, each consisting of a single optical fiber, Kevlar(TM) or other aramid yarn strength members and a subcable jacket. These subcables are tightbound in a pressure extruded, high performance Core-Locked(TM) PVC outer jacket to form the finished multifiber fiber optic cables. Like the A-Series fiber optic cables, the subcables are intended to be terminated directly with connectors. This direct termination feature makes this fiber optic cable type particularly well suited for shorter distance installations, where there are many terminations and termination costs are more significant. The materials and construction of the fiber optic cable permit its use both indoors and outdoors. These features make the fiber optic cables cost effective for use in campus and industrial complex installations and between and within buildings since there is no need to splice outdoor fiber optic cables to indoor fiber optic cables at the building entrance.

[GRAPHIC]

   D-Series Distribution Fiber Optic Cables. Our D-Series fiber optic cables are made with the same tight-buffered optical fiber and high performance Core-Locked(TM) PVC outer jacket as the B-Series fiber optic cables. Unlike the B-Series fiber optic cables, however, each tight-buffered optical fiber in a D-Series fiber optic cable is not covered with a separate subcable jacket. D-Series fiber optic cables are intended for longer distance applications, where termination considerations are less important and often traded off for size, weight and cost. The tight-buffered optical fiber and Core-Locked(TM) PVC outer jacket make D-Series fiber optic cables rugged and survivable, with a small, lightweight configuration. They can also be armored for additional protection for use in buried and overhead installations. The high strength to weight ratio of these fiber optic cables makes them well suited for installations where long lengths of fiber optic cables must be pulled through duct systems. D-Series fiber optic cables are used in relatively longer length segments of installations, such as trunking, LAN and distribution applications, optical fiber in the loop, optical fiber to the curb and drop cables.

[GRAPHIC]

   G-Series Subgrouping Fiber Optic Cables. Our G-Series fiber optic cables combine a number of multifiber subcables, each similar to a D-Series fiber optic cable. Each multifiber subcable is tightbound with an elastomeric jacket, providing excellent mechanical and environmental performance. These subcables are contained in a pressure extruded, high performance Core-Locked(TM) PVC outer jacket to form the finished fiber optic cable. This design permits the construction of very high fiber count fiber optic cables. These fiber optic cables may be used where groups of optical fibers are routed to different locations. We have developed a subgroup fiber optic cable containing over 1,000 optical fibers intended for high density, moderate length routes such as urban telephone distribution systems.

[GRAPHIC]

   Other Fiber Optic Cable Types. We produce many variations on the basic fiber optic cable styles discussed above for more specialized installations. For outdoor applications, we can armor both the B-Series and D-Series fiber optic cables with corrugated steel tape for further protection in underground or overhead installations. For overhead installations on utility poles, we offer several self-supporting versions of the D-Series fiber optic cables, with higher performance outer jackets. Our fiber optic cables are available in several flammability ratings, including plenum for use in moving air spaces in buildings, and riser for less critical flame-retardant requirements. Zero halogen versions of the B-Series and D-Series fiber optic cables are available for use in enclosed spaces where there is concern over release of toxic gases during fire. We offer composite fiber optic cables combining optical fiber and copper wires to facilitate the transition from copper wire to optical fiber-based systems without further installation of fiber optic cables. We also offer specialty fiber optic cables, including military tactical, mining and shipboard fiber optic cables.

Customers

   We have a global customer base, including distributors, original equipment manufacturers, system integrators, electrical contractors, value added resellers and end-users. In fiscal year 2000, we sold our products directly to approximately 1,200 customers. Our top 10 customers in fiscal year 2000, based on revenue, accounted for 48.2% of our net sales. The following is a list of representative types of end-users of our fiber optic cables:

  . Cable Television System Operators. Cable television system operators continue to upgrade their networks to add optical fiber to their networks. Similar to other build-outs in the access network, we are supplying lower fiber count, moderate distance fiber optic cables to these applications.

  . Educational Institutions. Colleges, universities, high schools and grade schools are continually upgrading and improving their networks, with existing LANs being expanded and upgraded for higher data transmission speeds, optical fiber to the dorm and other applications. These systems link personal computers with central file servers. As interactive learning systems require increased transmission speeds, optical fiber becomes a logical medium.

  .  Financial Institutions, Insurance Companies and Other Large
     Businesses. Banks, stock trading companies, insurance companies, and other large businesses often need to distribute time critical data among a large number of workstations. Businesses are increasingly using fiber optic backbones to cable their enterprise networks to meet these needs.

  . Government Agencies. Government agencies tend to have large buildings or complexes, many people, and the need to access and process large quantities of data. Like commercial institutions, these routinely include high performance LANs with fiber optic segments in the backbone. Security may also be desired, and therefore, optical fiber to the desk or workstation may be implemented.

  . Industrial and Manufacturing Facilities. Industrial and manufacturing facilities typically have a more severe environment than other types of businesses with heavy electrical equipment. Fiber optic cable in this environment offers: immunity to electrical noise, ruggedness, high information carrying capacity and greater distance capability. Our products are installed in automotive assembly plants, steel plants, chemical and drug facilities, petrochemical facilities and petroleum refineries, mines and other similar environments.

  . Original Equipment Manufacturers. Original equipment manufacturers typically manufacture fiber optic cable assemblies, which are short lengths of fiber optic cable pre-terminated with connectors. Supporting virtually all segments of the market, these manufacturers consume large quantities of fiber optic cables, which are often privately labeled.

  . Military. Our core technologies enable us to develop and efficiently produce fiber optic cables for military tactical applications that survive extreme mechanical and environmental conditions. Our fiber optic cables were used in Desert Storm and are in use by many military organizations ranging from the U.S. Army to the Israeli Defense Force.

  . Telephone Companies. We have worked with several regional bell operating companies and competitive local exchange carriers to help them meet their business customers' requirements. As high bandwidth services of the information highway are brought closer to more homes and businesses, the bandwidth provided by optical fiber becomes more important, and our tight buffer, rugged designs become the most appropriate fiber optic cable for applications.

  . Internet Infrastructure Companies. Fiber optic cables are favored in many Internet infrastructure applications, including storage area networks and riser management systems that feed data to multiple clients in a facility by means of a fiber optic network. Distribution of high bandwidth to support growing clusters of DSL users and high speed fiber optic cable modems require fiber optic cables.

   Our extensive technology base and versatile manufacturing processes enable us to respond quickly to diverse customer needs.

Sales and Marketing

   We use a combination of employee sales staff, dedicated sales representatives, multi-line sales representatives and distributors to serve and attract customers both domestically and in over 65 countries. We believe it is important to maintain customer diversity in order to avoid dependence on any particular segment of the economy or area of the world. Our international net sales in fiscal years 1998, 1999 and 2000 and the first six months of fiscal year 2001 were $11.0 million, $10.0 million, $12.3 million and $8.1 million, respectively, or 21.7%, 19.7%, 21.2% and 23.5% of our net sales. International sales are made primarily through foreign distributors, system integrators and value-added resellers.

   The decision to purchase our products may be made by end-users, distributors, electrical contractors, system integrators, or specialized installers and influenced by architects, engineers and consultants. We strive to reach and influence decision-makers by advertising in fiber optic trade journals and other communications magazines. We also participate in numerous domestic and international trade shows attended by customers and prospective customers.

   Selling sophisticated and technologically advanced products requires on-going interaction with customers and a focused effort by the sales and marketing group during the product selection process. Our field sales force consists of employees and dedicated and multi-line sales representatives located in various geographic areas. For more in-depth technical support, the sales group has access to engineering, quality control and management personnel with extensive fiber optic cable expertise and industry experience.

Manufacturing and Suppliers

   We have developed considerable expertise in fiber optic cable design, manufacturing and production processes that enable us to produce high performance fiber optic cables cost effectively and at high yields. Our proprietary manufacturing software and hardware provides us with highly automated and technically precise manufacturing capabilities which enable us to rapidly respond to customer requests for additional or unique products. Furthermore, we believe we have the quickest response time in our industry. Many of our important technological advances result from our ability to closely monitor, modify and refine our production process.

   Our manufacturing operations consist of applying a variety of raw plastic materials to optical fibers. The key raw material in the manufacture of our products is optical fiber, which we currently purchase from five manufacturers. We work closely with our vendors to ensure a continuous supply. We have two sources for aramid yarns and several suppliers of plastic coating materials.

   We maintain a consistent relationship with our suppliers to secure a high level of quality and ensure that emergency deliveries will be met. An important factor in our success is our ability to deliver product on time. To date, we have been able to obtain adequate supplies of raw materials in a timely manner from existing or, when necessary, alternate sources. Any disruption in the supply of raw materials could adversely affect our fiber optic cable production capability and our operating results. Some of our suppliers of optical fiber are also our competitors. We believe that we carry a sufficient supply of raw materials and finished goods inventory to deal with short-term disruptions in supply of raw materials and to meet customer orders promptly.

   Our quality control procedures have been instrumental in achieving high performance and reliability in our products. We produce fiber optic cables using the quality control procedures of MIL-I-45208, which is the primary standard applicable to most government purchasers of fiber optic cables. Since January 1994, our quality management system has been certified to the internationally recognized ISO 9001 quality standard. ISO 9000 is a series of standards agreed to by the International Organization for Standardization. ISO 9001 is the highest level of accreditation and includes an assessment of 20 elements covering various aspects of design, development, distribution and production of fiber optic cables. We must continue to comply with these standards to maintain our certification.

Competition

   The market for fiber optic cable is highly competitive. There are approximately five leading producers of fiber optic cables in the United States. In general, these companies primarily supply loose tube fiber optic cables and, to a lesser extent, produce tight-buffered fiber optic cables. Corning and Lucent are the dominant producers of fiber optic cables for the long-haul market and are principal suppliers of optical fiber worldwide. In the market for tight-buffered fiber optic cables supplying the moderate distance market, we compete with the same U.S. manufacturers, as well as major international companies such as Alcatel, Draka, General Cable and Pirelli.

   We also compete with producers of copper wire cable on the basis of cost and performance tradeoffs. The cost of the electro-optical interfaces required for the fiber optic networks and higher speed electronics generally associated with high performance fiber optic networks can make them less desirable for use in applications where the advantages of fiber optic cables are not required. We also compete with producers of other alternative transmission media, including wireless and satellite communications. As fiber optic components continue to improve in performance while costs decrease, fiber optic networks become a more cost effective solution, especially with the increasing demand for higher transmission speeds or bandwidth.

   We believe that we compete successfully against our competitors on the basis of:

  .  breadth of product features;

  .  quality;

  .  ability to meet delivery schedules;

  .  technical support and service;

  .  breadth of distribution channels; and

  .  total cost of installation and ownership.

   Maintaining these competitive advantages requires continued investment in product development and sales and marketing. There can be no assurance that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to maintain our competitive position. An increase in competition could have a material adverse effect on our business and operating results because of price reductions and loss of market share. Competition could increase if new companies enter the market or if existing competitors expand their product lines.

   Many of our competitors have substantially greater financial, marketing, technical, human and other resources than us, and greater brand recognition and market share which may give them competitive advantages, including the ability to negotiate lower prices on raw materials than those available to us. We cannot assure you that we will be able to compete successfully with existing or future competitors or that competitive pressures will not seriously harm our business, operating results and financial condition.

Intellectual Property

   Our current manufacturing processes and products are not protected by patents. We rely on a combination of trade secret, trademark law and technical measures to establish and protect our production technology rights. This protection may not deter misappropriation or stop competitors from developing production techniques or equipment with features identical, similar, or even superior to us.

   We consider our proprietary knowledge of the development and manufacture of fiber optic cables to be a valuable asset. This expertise enables us to formulate new fiber optic cable compositions, develop special coatings and coating methods, develop and implement manufacturing improvements and quality control techniques, and design and construct manufacturing and quality control equipment. We restrict access to our manufacturing facility and engineering documentation to maintain security.

   We believe that none of our products, trademarks or other proprietary rights infringes upon the proprietary rights of others. There can be no assurance, however, that third parties will not assert infringement claims against us in the future with respect to our present or future products, which may require us to enter into license agreements or result in protracted and costly litigation, regardless of the merits of these claims.

Employees

   As of April 30, 2001, we employed a total of 225 persons on a full-time basis, including 38 in sales, marketing and customer service, 23 in engineering, product development and quality control, 141 in manufacturing, and 23 in finance and administration. None of our employees is represented by a labor union. We have experienced no work stoppages and believe our employee relations are good.

Facilities

   Our principal administration, marketing, manufacturing, and product development facilities are located in a 148,000 square foot building adjacent to the Roanoke, Virginia airport and major trucking company facilities. We also lease a 385 square foot sales office in Fort Wayne, Indiana.

Legal Proceedings

   On September 27, 2000, the Equal Employment Opportunity Commission filed a lawsuit under Title VII of the Civil Rights Act against us in the United States District Court for the Western District of Virginia. The lawsuit alleged a pattern or practice of discrimination on the bases of gender and race. The lawsuit seeks injunctive and other relief and damages in an unspecified amount.

   At this early stage in the lawsuit, we cannot make a reasonable estimate of the monetary amount of its resolution or estimate a range of reasonably possible loss. If we are unsuccessful, we could be subject to damages that may be substantial and that could have a material adverse effect on our results of operations or liquidity.

   In addition, four charges of discrimination were filed with the EEOC in May and November of 2000, by three of our former employees and an applicant for employment, alleging age and race related claims under the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964. On each of these matters, we filed with the EEOC a statement of our position denying the allegations. The EEOC has yet to issue a determination on any of these charges. No litigation has been filed against us in connection with any of these charges.

                                   MANAGEMENT

Our Directors, Executive Officers and Other Key Employees

   Our directors, executive officers and other key employees are as follows:

Name                     Age                     Position
----                     ---                     --------

Directors and Executive
 Officers

Robert Kopstein.........  51 Chairman of the Board, President, Chief Executive
                             Officer and Director
Luke J. Huybrechts......  57 Senior Vice President of Sales and Director
Kenneth W. Harber.......  50 Vice President of Finance, Treasurer, Secretary
                             and Director
Randall H. Frazier......  49 Director
John M. Holland.........  55 Director

Key Employees

Ted Leonard.............  49 Vice President of Sales, Western Region
James Enochs............  40 Vice President of Sales, Southeastern Region
Paul Oh.................  58 Vice President of Sales, Far East
Susan Adams.............  40 Vice President of Marketing

   Robert Kopstein has been President and a Director of Optical Cable since 1983 and Chairman of the Board and Chief Executive Officer since 1989. From 1981 to 1983, Mr. Kopstein worked at Phalo Corporation, a cable manufacturing company, as the Plant Manager for its Fiber Optic Cable Division, from 1979 to 1981 he worked at International Telephone & Telegraph Corporation's Electro-Optical Products Division as a Project Engineer on fiber optic cable development projects for the United States military, and from 1977 to 1979, he worked at Rochester Corporation, a cable manufacturing company, as a Product Engineer on the development of fiber optic cables for military-oriented applications.

   Luke J. Huybrechts was elected a Director of Optical Cable in August 1995 and has been Senior Vice President of Sales since joining us in 1986. Previously, Mr. Huybrechts worked at International Telephone & Telegraph Corporation's Electro-Optical Products Division for 10 years in marketing, sales and research and development. Mr. Huybrechts has served on the Board of Directors of Cybermotion Inc., a robotics company, since 1998.

   Kenneth W. Harber was elected a Director of Optical Cable in August 1995 and has been Vice President of Finance, Treasurer and Secretary of Optical Cable since 1989. Prior to joining us as an accounting manager in 1986, Mr. Harber was an accounting supervisor at an architecture and engineering firm.

   Randall H. Frazier was elected a Director of Optical Cable in April of 1996. Mr. Frazier is President of R. Frazier, Inc., a computer refurbishing company founded in 1988. Mr. Frazier was self-employed in various chemical and engineering businesses prior to the founding of R. Frazier, Inc.

   John M. Holland was elected a Director of Optical Cable in April of 1996. Mr. Holland is currently President of Cybermotion Inc., a robotics company he co-founded in 1984. Mr. Holland also currently serves as the Chairman of the International Service Robot Association. Mr. Holland's previous employment experience includes the Electro-Optics Product Division of International Telephone & Telegraph Corporation where he was responsible for the design of the earliest fiber optic systems and the development of automated manufacturing systems for optical fiber.

   Ted Leonard has been Vice President of Sales, Western Region since 1992. Before joining us, Mr. Leonard worked in engineering management at Alcatel Telecommunications Cable. Prior to that he worked at International Telephone & Telegraph Corporation's Electro-Optical Products Division.

   James Enochs has been Vice President of Sales, Southeastern Region since 1992. Before that he was Distribution Sales Manager from 1990 to 1992 and Inside Sales Manager from 1988 to 1990.

   Dr. Paul Oh has been Vice President of Sales, Far East since 1989. Before joining us, Dr. Oh worked at Samsung Electronics Co. as the Technical/Managing Director of fiber optic products. Prior to that he worked at International Telephone & Telegraph Corporation's Electro-Optical Products Division.

   Susan Adams has been Vice President of Marketing since 1992. Ms. Adams worked as Marketing Services Coordinator from 1984 to 1987 and Director of Marketing from 1987 to 1992.

Board of Directors

   Our Board of Directors currently consists of five members. Our Board of Directors is elected annually, and each director holds office until the next annual meeting of shareholders, his death, resignation, removal, or until his successor has been elected. In order to comply with Nasdaq requirements, we intend to appoint an additional independent member to our board of directors by July 31, 2001.

   Our Board of Directors elect our chairman, president, secretary and treasurer on an annual basis to serve until their successors are elected, unless they are removed. There are no family relationships among our Board of Directors or officers.

Director Compensation

   Each non-employee director is paid $500 for each meeting that he attends, including committee meetings. In addition, we reimburse the non-employee directors for their reasonable out-of-pocket expenses related to attending meetings of the Board of Directors or any of our committees. Management directors do not receive any compensation for their services as directors other than the compensation they receive as our officers.

Board Committees

   Our Board of Directors established two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee reviews and approves annual salaries and bonuses for all officers and carries out responsibilities required by the rules of the Securities and Exchange Commission. The Compensation Committee is comprised of Messrs. Kopstein, Frazier and Holland. In addition, our Board of Directors established a Stock Option Plan Subcommittee of the Compensation Committee. The Stock Option Plan Subcommittee is responsible for administering the Optical Cable Corporation 1996 Stock Incentive Plan Committee and is comprised of Messrs. Frazier and Holland. The Audit Committee recommends annually to the Board of Directors the appointment of our independent public accountants, reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee consists of Messrs. Frazier and Holland. When we appoint an additional independent member to our board of directors, he or she will also be appointed as a member of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

   Mr. Kopstein, our Chairman, Chief Executive Officer and President, serves on the Compensation Committee of the Board of Directors.

Executive Compensation

   The following table sets forth information concerning compensation we paid to our chief executive officer and to all of our other executive officers whose total salary and bonus exceeded $100,000 for the year ended October 31, 2000.

                           Summary Compensation Table

                                                          Long-Term
                                Annual Compensation  Compensation Awards
        Name and         Fiscal -------------------- -------------------      All Other
   Principal Position    Years  Salary ($) Bonus ($) Options Granted (#) Compensation ($) (1)
   ------------------    ------ ---------- --------- ------------------- --------------------
Robert Kopstein.........  2000   506,988    79,993             --               12,188
 Chairman, President and  1999   505,889    34,108             --               13,567
 Chief Executive Officer  1998   521,889    29,370             --               17,373

Luke J. Huybrechts......  2000   108,172    82,673             --               14,845
 Senior Vice President    1999   105,182    64,870          1,500(2)            13,948
 of Sales                 1998   102,700    57,730             --               17,259

Kenneth W. Harber.......  2000   102,118    83,158             --               14,213
 Vice President of
  Finance,                1999    99,069    65,357             --               13,296
 Treasurer and Secretary  1998    96,800    58,084          3,446(2)            13,129

--------
(1) These amounts are our matching contributions to our 401(k) retirement savings plan on behalf of the individual executive officers.
(2) Represents the number of replacement stock options granted during the fiscal year indicated, as described below.

Stock Option Grants

   No new stock options were granted to the executive officers named in the Summary Compensation Table above during the fiscal year ended October 31, 2000.

   Stock option grants to participants in our Stock Option Plan are generally granted with a replacement feature, so that the participant automatically receives a replacement option to purchase additional shares of our common stock equal to the number of shares surrendered, if any, to us by the participant in payment of the exercise price with respect to stock options exercised.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth information concerning stock options exercised during the fiscal year ended October 31, 2000 by executive officers named in the Summary Compensation Table above and the value of unexercised options held by the executive officers as of October 31, 2000.

                                                          Number of                 Value of
                                                   Underlying Unexercised          Unexercised
                           Shares                     Options at Fiscal       In-the-Money Options
                         Acquired on                    Year-End (#)         at October 31, 2000 (2)
                          Exercise      Value     ------------------------- -------------------------
                             (#)     Realized (1) Exercisable Unexercisable Exercisable Unexercisable
Name                     ----------- ------------ ----------- ------------- ----------- -------------
Luke J. Huybrechts......   16,125      $507,668      3,750       19,125      $ 31,941      245,095
Kenneth W. Harber.......        0             0     38,586       21,862      $501,596      272,606

--------
(1) Represents the difference between the exercise price of the outstanding options and the closing price of the common stock on the date the option was exercised.
(2) Represents the difference between the exercise price of the outstanding options and the closing price of the common stock on October 31, 2000, which was $15.9375 per share.

Employment Agreements

   Mr. Kopstein has an employment arrangement that provides for Mr. Kopstein to receive a base salary equal to 1% of the previous fiscal year's net sales and a sales commission or incentive bonus of 1% of any increase between the current fiscal year's net sales and the prior fiscal year's net sales.

   We calculate and pay Mr. Kopstein's incentive bonus on a monthly basis by comparing the prior month's net sales with the net sales for the corresponding month in the prior fiscal year. These calculations are not cumulative, so that, depending on monthly net sales fluctuations during any given fiscal year, Mr. Kopstein might receive monthly incentive bonuses with respect to net sales increases in some months even though annual cumulative net sales decreased when compared to the prior fiscal year. Compensation to Mr. Kopstein under this arrangement amounted to $586,981 during the period from November 1, 1999 to October 31, 2000.

   Mr. Kopstein's employment arrangement, in place since February 1, 1995, is governed by employment agreements that generally expire after one year. Mr. Kopstein and Optical Cable had entered into an employment agreement dated as of November 1, 1999, which expired October 31, 2000. Prior to the expiration of this employment agreement, Mr. Kopstein and Optical Cable entered into another employment agreement, dated as of November 1, 2000, to renew Mr. Kopstein's employment arrangement through October 31, 2001. Under the terms of his employment agreement dated as of November 1, 2000, which are substantially similar to those of his prior employment agreements, we employ Mr. Kopstein as President and Chief Executive Officer under the following terms:

  .   has an annual base salary equal to 1% of net sales for fiscal year
      2000;

  . is paid a sales commission monthly of 1% of the positive difference between the net sales of the prior month and the corresponding month in fiscal year 2000;

  . agrees not to compete with us within 12 months of the termination of his employment; and

  .   receives other benefits that are provided to comparable employees.

   In addition to the compensation Mr. Kopstein receives under his employment agreement, we make matching contributions to our 401(k) retirement savings plan for the benefit of Mr. Kopstein. In fiscal year 2000, this additional compensation to Mr. Kopstein totaled $12,188.

Incentive Bonuses

   Each year the executive officers are eligible for discretionary bonuses granted by the Compensation Committee. The amount of bonuses to be paid to the executive officers is determined by the Compensation Committee, taking into account the amount of other compensation received by the executive officer. Additionally, the executive officers, other than the chief executive officer, are also included in a monthly and lump-sum bonus plan which is based on a percentage of the previous month's sales.

Long-Term Incentive Compensation

   We adopted the Optical Cable Corporation 1996 Stock Incentive Plan on March 1, 1996, which is referred to as the Plan. All of the executive officers participate in the Plan except the chief executive officer. Additionally, many of our employees participate in the Plan. The Plan is administered by our Stock Option Plan Subcommittee. All grants under the Plan are approved by the full Board of Directors. The chief executive officer does not participate in the Plan because his large holdings of our common stock already properly align his interests with those of the shareholders.

   We have reserved 6,000,000 shares of common stock for issuance in connection with incentive awards granted under the Plan. Under the Plan, qualified incentive stock options are granted at not less than fair market value on the date of grant. The options vest:

  .  25% after two years;

  .  50% after three years;

  .  75% after four years; and

  .  100% after five years.

   The Stock Option Plan Subcommittee receives recommendations from the Compensation Committee for each employee, and considers individual and company performance in awarding long-term compensation pursuant to the Plan. The chief executive officer, who is also a member of the Compensation Committee, does not receive compensation under the Plan and does not vote on grants pursuant to the Plan.

401(k) Retirement Savings Plan

   Effective January 1, 1994, we adopted a 401(k) retirement savings plan. To become eligible for the 401(k) retirement savings plan, an employee must complete six months of service and be at least 21 years of age. The 401(k) retirement savings plan allows participants to contribute through salary reduction up to 7.0 percent of their annual compensation on a pretax basis. Our matching contributions are two dollars for every one dollar contributed by an employee up to 4.0 percent of the employees' annual compensation. We made matching contributions to the 401(k) retirement savings plan of $353,096, $365,887 and $406,934 for the years ended October 31, 1998, 1999 and 2000.

1998 Employee Stock Purchase Plan

   Our 1998 Employee Stock Purchase Plan permits eligible employees to purchase shares of our common stock through payroll deductions. Amounts withheld from a participant's compensation are transferred to the plan administrator who purchases shares of our common stock and transfers the shares to the participant's account.

   Our 1998 Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of no less than $20 and up to 10% of the participant's compensation. Compensation is defined as the participant's regular salary or regular gross earnings excluding bonuses, back pay, lump sum and severance paid to the employee prior to income or employment taxes or by other withholding. A participant may decrease, increase or cancel his payroll deduction at any time.

   Amounts deducted from the participant's compensation are used to purchase shares of common stock as soon as practical after these amounts are transferred to the administrator. The price of common stock purchased under our 1998 Employee Stock Purchase Plan is the market price of the common stock prevailing on the Nasdaq National Market on the date the shares are purchased, and we pay any commission in connection with that purchase.

   A participant may direct the administrator to sell the common stock held in his account and distribute cash proceeds to the participant or his designee and/or withdraw shares of common stock in his account. There is no minimum amount for any type of distribution and no restriction on the number of times a participant may make a withdrawal from his plan account.

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information known to us as of April 30, 2001 regarding the beneficial ownership of our common stock and as adjusted to reflect the sale of common stock by the following:

  . each person known to us to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act of more than 5% of the outstanding shares of common stock;

  .  each of our directors;

  . each of our executive officers named in the Summary Compensation Table on page 44;

  .  each selling shareholder; and

  .  all of our executive officers and directors and nominees as a group.

   Unless otherwise indicated, the address of each named beneficial owner is c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

                                Shares
                             Beneficially                 Shares Beneficially
                             Owned Before                     Owned After
                             the Offering     Number of       The Offering
                          ------------------ Shares Being ----------------------
Name of Beneficial Owner    Number   Percent   Offered     Number      Percent
------------------------  ---------- ------- ------------ ---------   ----------
Robert Kopstein (1).....  54,000,000  95.8%
Luke J. Huybrechts (2)..      21,125     *
Kenneth W. Harber.......      54,843     *
Randall H. Frazier......          --    --
John M. Holland.........          --    --
All directors and
 executive officers as a
 group (5 persons)......  54,075,968  95.8%

--------
*  Less than 1.0%
(1) Mr. Kopstein, our Chairman, President and Chief Executive Officer, is the selling shareholder.
(2) Includes 4,125 shares that Mr. Huybrechts may acquire through the exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

   The following brief description of our capital stock does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of our Amended and Restated Articles of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission.

Common Stock

   We have authorized 100,000,000 shares of common stock, no par value. Upon
consummation of the offering, there will be     shares of common stock
outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all directors.

   Holders of the common stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock, if any.

   In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any.

   Our common stock has no preemptive, conversion, or redemption rights and is not subject to further calls or assessments. Immediately upon consummation of the offering, all of the outstanding shares of common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

   We have authorized 1,000,000 shares of preferred stock, no par value. There are no shares of preferred stock outstanding. Our Board of Directors, without further action by the shareholders, is authorized to designate and issue in series preferred stock and to fix as to any series:

  .  the dividend rate;

  .  redemption rights;

  .  preferences on dissolution, liquidation or winding up;

  .  conversion rights;

  .  voting rights; and

  .  any other preferences or special rights and qualifications.

Other preferences or special rights and qualifications that our Board of Directors may designate as to any series of preferred shares include a right that no transaction of a specified nature shall be consummated while any shares of the series remain outstanding except upon the assent of all or a specified portion of those shares.

   Shares of common stock would be subject to the preferences, rights and powers of any of the shares of preferred stock as described in our Articles of Incorporation and the resolutions establishing one or more series of preferred stock.

   Holders of the preferred stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Virginia law includes provisions for the voting of the preferred stock in the case of any amendment to the Articles of Incorporation, as amended, affecting the rights of holders of the preferred stock, the payment of some stock dividends, merger or consolidation, sale of all or substantially all of our assets and dissolution.

There are no agreements or understandings for the designation of any series of preferred stock or the issuance of shares.

Virginia Stock Corporation Act; Anti-takeover Effects

   The Virginia Stock Corporation Act contains provisions governing what are referred to as affiliated transactions. These provisions, with several exceptions discussed below, apply to Virginia corporations having more than 300 shareholders of record and require approval of some material transactions between a Virginia corporation and any beneficial owner of more than 10.0% of any class of its outstanding voting shares, referred to as an interested shareholder, if the transaction occurs within three years after the shareholder becomes an interested shareholder. Approval of these material transactions with an interested shareholder must be by a majority, but not less than two of the disinterested directors and by the holders of at least two-thirds of the voting shares other than shares beneficially owned by the interested shareholder.

   Affiliated transactions subject to this approval requirement include:

  .  mergers;

  .  share exchanges;

  . material dispositions of corporate assets not in the ordinary course of business;

  . guarantees of indebtedness in excess of 5% of the corporation's net worth;

  . any dissolution of the corporation proposed by or on behalf of an interested shareholder;

  . sales or dispositions of voting securities in excess of 5% of the full market value of all outstanding voting shares; or

  .  any reclassification.

   Reclassifications include reverse stock splits, or a recapitalization, or a merger of the corporation with any of its subsidiaries or a distribution or other transaction, which directly or indirectly increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

   A disinterested director means, with respect to a particular interested shareholder, a member of the board of directors of the corporation who was:

  . a member on the date on which an interested shareholder became an interested shareholder, or

  . recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board of directors.

   The principal exceptions to the special voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of our disinterested directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire our shares in the first step.

   These provisions are designed to deter some types of takeovers of Virginia corporations. The statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to our articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. We have not elected to opt out of the affiliated transactions provisions.

   Virginia law also provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of the following three thresholds:

  .  20%,

  .  33 1/3%, or

  .  50%,

have no voting rights with respect to these shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

Transfer Agent and Registrar

   First Union National Bank of North Carolina serves as transfer agent and registrar for our common stock. First Union National Bank of Virginia, an affiliate of First Union National Bank of North Carolina, has extended credit facilities in the aggregate amount of $15 million to us.

                                 UNDERWRITING

   We and the selling shareholder have entered into an underwriting agreement with the underwriters named below, for whom ABN AMRO Rothschild LLC is acting as representative.

   The underwriting agreement provides for each underwriter to purchase the number of shares of common stock shown opposite its name below, subject to the terms and conditions of the underwriting agreement.

   The underwriters' obligations are several, which means that each underwriter is required to purchase the specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
ABN AMRO Rothschild LLC........................................
                                                                     -----
    Total......................................................
                                                                     =====

   This is a firm commitment underwriting, which means that the underwriters have agreed to purchase all of the shares offered by this prospectus if they purchase any shares, other than those covered by the over-allotment option described below.

   The underwriters advised us that they propose to offer shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to selected securities dealers at the public offering price less a concession of
$    per share. The underwriters may also allow, and these dealers may
reallow, a concession not in excess of $    per share to other dealers. After
the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of      additional shares from
us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to each underwriter's initial commitment reflected in the table above.

   The following table shows the underwriting fees to be paid to the underwriters by us and the selling shareholder in connection with this offering. The fees to be paid by us and the selling shareholder are shown assuming both no exercise and full exercise of the underwriters' over-allotment option:

                                              Underwriting fees
                                                              Paid by the
                                    Paid by us            selling shareholder
                             ------------------------- -------------------------
                             No exercise Full exercise No exercise Full exercise
                             ----------- ------------- ----------- -------------
Per Share...................    $            $            $            $
Total.......................    $            $            $            $

   We and the selling shareholder will pay the offering expenses, estimated to
be approximately $   .

   The selling shareholder and our executive officers and directors have agreed to a 180-day lock-up with respect to the shares of our common stock and any other of our securities that they beneficially own or have the right to acquire upon exercise of options. We have agreed to a 180-day lock-up with respect to previously unissued or treasury shares. This means that, with some exceptions, during the lock-up periods, we, the selling shareholder and these officers and directors, may not offer, sell, pledge or otherwise dispose of our common stock or other securities without the prior written consent of ABN AMRO Rothschild LLC.

   The rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities under the rules:

  . Stabilizing transactions--The underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock.

  . Over-allotment and syndicate covering transactions--The underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Reclaiming selling concessions--The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering, if the syndicate repurchases previously distributed common stock to cover its short positions or to stabilize the price of the common stock.

  . Passive market-making activities--The underwriters and dealers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system.

Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of our common stock. Underwriters and dealers are not required to engage in any of these activities. As a result, the underwriters and dealers may never initiate any of these activities and may end any of these activities at any time.

   We and the selling shareholders have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make regarding some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   McGuireWoods LLP, Richmond, Virginia, our counsel, will issue an opinion with respect to the validity of the shares of common stock offered in this prospectus. Davis Polk & Wardwell, New York, New York, is acting as counsel for the underwriters in connection with the offering.

                                    EXPERTS

   Our financial statements as of October 31, 1999 and 2000, and for each of the years in the three-year period ended October 31, 2000, have been included herein and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at:

  . the principal office of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and

  . the Securities and Exchange Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048.

   Copies of these materials can also be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock being offered, reference is made to the Form S-1 registration statement and the exhibits and schedules.

   Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved.

                           OPTICAL CABLE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2
Balance Sheets............................................................. F-3
Statements of Income (Loss)................................................ F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Optical Cable Corporation:

   We have audited the accompanying balance sheets of Optical Cable Corporation as of October 31, 1999 and 2000, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optical Cable Corporation as of October 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP
Roanoke, Virginia
December 8, 2000

                           OPTICAL CABLE CORPORATION

                                 Balance Sheets

                  October 31, 1999 and 2000 and April 30, 2001

                                                  October 31,
                                            -----------------------  April 30,
                                               1999        2000        2001
                                            ----------- ----------- -----------
                  Assets                                            (unaudited)
Current assets:
  Cash and cash equivalents................ $ 6,816,678 $ 1,458,896 $ 1,328,860
  Trading securities.......................          --  17,982,830   5,030,350
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $316,000 in 1999, $1,909,069 in 2000 and
   $213,150 (unaudited) at April 30, 2001..  10,230,717  11,357,522  15,927,918
  Income taxes refundable..................          --   1,162,118          --
  Other receivables........................     280,219     362,000     384,001
  Due from employees.......................       8,100       2,890       1,915
  Note receivable..........................      61,100          --          --
  Inventories..............................   8,754,423   7,572,153   8,817,544
  Prepaid expenses.........................     106,536     112,794     134,577
  Deferred income taxes....................     206,652     959,665     260,790
                                            ----------- ----------- -----------
    Total current assets...................  26,464,425  40,970,868  31,885,955
Note receivable, noncurrent................      32,505          --          --
Other assets, net..........................     188,328     261,937     316,022
Property and equipment, net................  10,826,331  11,455,372  12,094,942
                                            ----------- ----------- -----------
    Total assets........................... $37,511,589 $52,688,177 $44,296,919
                                            =========== =========== ===========

   Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses.... $ 3,370,244 $ 2,479,116 $ 3,289,668
  Accrued compensation and payroll taxes...     692,678     847,572     746,367
  Payable to investment broker.............          --   5,658,574   1,108,299
  Income taxes payable.....................     421,803          --     444,071
                                            ----------- ----------- -----------
    Total current liabilities..............   4,484,725   8,985,262   5,588,405
Deferred income taxes......................     179,789     195,085     194,771
                                            ----------- ----------- -----------
    Total liabilities......................   4,664,514   9,180,347   5,783,176
                                            ----------- ----------- -----------
Stockholders' equity:
  Preferred stock, no par value, authorized
   1,000,000 shares; none issued and
   outstanding.............................          --          --          --
  Common stock, no par value, authorized
   100,000,000 shares; issued and
   outstanding 56,121,407 shares in 1999,
   56,391,993 shares in 2000 and 56,356,879
   (unaudited) shares at April 30, 2001....   4,128,316   5,179,295   3,889,364
  Paid-in capital..........................     359,566   1,714,284   1,782,669
  Retained earnings........................  28,359,193  36,614,251  32,841,710
                                            ----------- ----------- -----------
    Total stockholders' equity.............  32,847,075  43,507,830  38,513,743
Commitments and contingencies
                                            ----------- ----------- -----------
    Total liabilities and stockholders'
     equity................................ $37,511,589 $52,688,177 $44,296,919
                                            =========== =========== ===========

                See accompanying notes to financial statements.

                           OPTICAL CABLE CORPORATION

                          Statements of Income (Loss)

                Years Ended October 31, 1998, 1999 and 2000 and
                    Six Months Ended April 30, 2000 and 2001

                                                                Six Months Ended April
                               Years Ended October 31,                    30,
                         -------------------------------------  -----------------------
                            1998         1999         2000         2000        2001
                         -----------  -----------  -----------  ----------- -----------
                                                                      (unaudited)
Net sales............... $50,588,893  $50,698,637  $58,218,994  $24,374,545 $34,372,805
Cost of goods sold......  29,329,822   27,547,022   30,877,688   13,260,338  18,666,063
                         -----------  -----------  -----------  ----------- -----------
    Gross profit........  21,259,071   23,151,615   27,341,306   11,114,207  15,706,742
Selling, general and
 administrative
 expenses...............   9,939,258   10,798,643   15,024,198    5,731,487   7,674,120
                         -----------  -----------  -----------  ----------- -----------
    Income from
     operations.........  11,319,813   12,352,972   12,317,108    5,382,720   8,032,622
Other income (expense):
  Gains (losses) on
   trading securities,
   net..................          --           --      288,667    1,747,732  (9,155,256)
  Interest income.......      56,260      201,708      230,038      163,881      24,830
  Interest expense......        (505)          --      (57,084)          --    (248,083)
  Other, net............       1,891      (35,944)     (45,015)       7,081      15,296
                         -----------  -----------  -----------  ----------- -----------
    Other income
     (expense), net.....      57,646      165,764      416,606    1,918,694  (9,363,213)
                         -----------  -----------  -----------  ----------- -----------
    Income (loss) before
     income tax
     expense............  11,377,459   12,518,736   12,733,714    7,301,414  (1,330,591)
Income tax expense......   4,107,495    4,214,096    4,478,656    2,570,852   2,441,950
                         -----------  -----------  -----------  ----------- -----------
  Net income (loss)..... $ 7,269,964  $ 8,304,640  $ 8,255,058  $ 4,730,562 $(3,772,541)
                         ===========  ===========  ===========  =========== ===========
Net income (loss) per
 share:
  Basic and diluted net
   income (loss)
   per share............ $      0.13  $      0.15  $      0.15  $      0.08 $     (0.07)
                         ===========  ===========  ===========  =========== ===========


                See accompanying notes to financial statements.

                           OPTICAL CABLE CORPORATION

                       Statements of Stockholders' Equity

                Years Ended October 31, 1998, 1999 and 2000 and
                        Six Months Ended April 30, 2001

                               Common Stock                                    Total
                          -----------------------   Paid-in    Retained    Stockholders'
                            Shares      Amount      Capital    Earnings       Equity
                          ----------  -----------  ---------- -----------  -------------


Balances at October 31,
 1997...................  58,013,124  $18,594,116  $       -- $12,784,589   $31,378,705


Exercise of employee
 stock options ($1.67
 per share).............     119,025      198,375          --          --       198,375
Tax benefit of
 disqualifying
 disposition of stock
 options exercised......          --           --     150,359          --       150,359
Repurchase of common
 stock (at cost)........  (1,313,595)  (9,006,210)         --          --    (9,006,210)
Net income..............          --           --          --   7,269,964     7,269,964
                          ----------  -----------  ---------- -----------   -----------
Balances at October 31,
 1998...................  56,818,554    9,786,281     150,359  20,054,553    29,991,193


Exercise of employee
 stock options ($1.67
 per share).............     119,700      199,500          --          --       199,500
Tax benefit of
 disqualifying
 disposition of stock
 options exercised......          --           --     209,207          --       209,207
Repurchase of common
 stock (at cost)........    (816,847)  (5,857,465)         --          --    (5,857,465)
Net income..............          --           --          --   8,304,640     8,304,640
                          ----------  -----------  ---------- -----------   -----------
Balances at October 31,
 1999...................  56,121,407    4,128,316     359,566  28,359,193    32,847,075
Exercise of employee
 stock options ($3.86
 per share).............     268,336    1,036,916          --          --     1,036,916
Restricted stock award
 ($6.25 per share)......       2,250       14,063          --          --        14,063
Tax benefit of
 disqualifying
 disposition of stock
 options exercised......          --           --   1,354,718          --     1,354,718
Net income..............          --           --          --   8,255,058     8,255,058
                          ----------  -----------  ---------- -----------   -----------
Balances at October 31,
 2000...................  56,391,993    5,179,295   1,714,284  36,614,251    43,507,830


Exercise of employee
 stock options ($2.09
 per share)
 (unaudited)............     138,186      288,178          --          --       288,178
Repurchase of common
 stock (at cost)
 (unaudited)............    (173,300)  (1,578,109)         --          --    (1,578,109)
Stock-based compensation
 (unaudited)............          --           --      68,385          --        68,385
Net loss (unaudited)....          --           --          --  (3,772,541)   (3,772,541)
                          ----------  -----------  ---------- -----------   -----------
Balances at April 30,
 2001 (unaudited).......  56,356,879  $ 3,889,364  $1,782,669 $32,841,710   $38,513,743
                          ==========  ===========  ========== ===========   ===========



                See accompanying notes to financial statements.

                           OPTICAL CABLE CORPORATION

                            Statements of Cash Flows

                Years Ended October 31, 1998, 1999 and 2000 and
                    Six Months Ended April 30, 2000 and 2001

                                                                     Six Months Ended
                               Years Ended October 31,                  April 30,
                         --------------------------------------  -------------------------
                            1998         1999          2000          2000         2001
                         -----------  -----------  ------------  ------------  -----------
                                                                       (unaudited)
Cash flows from
 operating activities:
 Net income (loss).....  $ 7,269,964  $ 8,304,640  $  8,255,058  $  4,730,562  $(3,772,541)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization.........      787,674      764,652       841,646       377,501      475,861
 Bad debt expense
  (recovery)...........       88,005       87,490     2,018,128       (38,926)     494,203
 Deferred income tax
  expense (benefit)....      (77,515)      67,754      (737,717)       14,982      698,561
 Loss on disposal of
  property and
  equipment............        2,669           --         7,807            --           --
 Tax benefit of
  disqualifying
  disposition of stock
  options exercised....      150,359      209,207     1,354,718     1,270,325           --
 Stock-based
  compensation
  expense..............           --           --        14,063        14,063       68,385
 Unrealized (gain)
  loss on trading
  securities, net......           --           --       499,755     1,141,036     (183,191)
 (Increase) decrease
  in:
  Trading securities...           --           --   (18,482,585)  (13,551,148)  13,135,671
  Trade accounts
   receivable..........     (169,428)    (417,913)   (3,051,328)     (203,584)  (5,064,599)
  Income taxes
   refundable..........           --           --    (1,162,118)     (558,947)   1,162,118
  Other receivables....      244,903       14,980       (81,781)      (22,545)     (22,001)
  Due from employees...       (2,055)      (2,511)        5,210         5,853          975
  Inventories..........    2,052,431    1,212,589     1,182,270       (81,984)  (1,245,391)
  Prepaid expenses.....       25,280      (10,770)       (6,258)      (47,425)     (21,783)
 Increase (decrease)
  in:
  Accounts payable and
   accrued expenses....     (395,330)   1,328,540    (1,053,960)      203,115      878,292
  Accrued compensation
   and payroll taxes...       43,292       36,650       154,894      (159,940)    (101,205)
  Payable to
   investment broker...           --           --     5,658,574       591,818   (4,550,275)
  Income taxes
   payable.............     (453,550)     310,354      (421,803)     (421,803)     444,071
                         -----------  -----------  ------------  ------------  -----------
     Net cash provided
      by (used in)
      operating
      activities.......    9,566,699   11,905,662    (5,005,427)   (6,737,047)   2,397,151
                         -----------  -----------  ------------  ------------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (622,394)    (400,714)   (1,298,717)     (757,976)  (1,183,171)
 Cash surrender value
  of life insurance....           --     (171,382)      (90,554)      (37,356)     (54,085)
 Collection from note
  receivable...........           --       18,800            --            --           --
                         -----------  -----------  ------------  ------------  -----------
     Net cash used in
      investing
      activities.......     (622,394)    (553,296)   (1,389,271)     (795,332)  (1,237,256)
                         -----------  -----------  ------------  ------------  -----------
Cash flows from
 financing activities:
 Repurchase of common
  stock................   (9,006,210)  (5,857,465)           --            --   (1,578,109)
 Proceeds from notes
  payable, net.........           --           --            --       494,174           --
 Proceeds from exercise
  of employee stock
  options..............      198,375      199,500     1,036,916       613,020      288,178
                         -----------  -----------  ------------  ------------  -----------
     Net cash provided
      by (used in)
      financing
      activities.......   (8,807,835)  (5,657,965)    1,036,916     1,107,194   (1,289,931)
                         -----------  -----------  ------------  ------------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      136,470    5,694,401    (5,357,782)   (6,425,185)    (130,036)
Cash and cash
 equivalents at
 beginning of period...      985,807    1,122,277     6,816,678     6,816,678    1,458,896
                         -----------  -----------  ------------  ------------  -----------
Cash and cash
 equivalents at end of
 period................  $ 1,122,277  $ 6,816,678  $  1,458,896  $    391,493  $ 1,328,860
                         ===========  ===========  ============  ============  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash payments for
  interest.............  $       505  $        --  $     57,084  $         --  $   248,083
                         ===========  ===========  ============  ============  ===========
 Income taxes paid.....  $ 4,488,201  $ 3,615,300  $  5,445,576  $  2,266,295  $   137,200
                         ===========  ===========  ============  ============  ===========
 Noncash investing and
  financing activities:
 Capital expenditures
  accrued in accounts
  payable..............  $        --  $    89,344  $    162,832  $      2,023  $    95,092
                         ===========  ===========  ============  ============  ===========
 Trade accounts
  receivable financed
  as note receivable...  $        --  $   112,405  $         --  $         --  $        --
                         ===========  ===========  ============  ============  ===========

                See accompanying notes to financial statements.

                           OPTICAL CABLE CORPORATION

                         Notes to Financial Statements

                Years Ended October 31, 1998, 1999 and 2000 and
                    Six Months Ended April 30, 2000 and 2001

            (Information as of April 30, 2001 and for the six months
                  ended April 30, 2000 and 2001 is unaudited)

(1) Description of Business and Summary of Significant Accounting Policies

   (a) Description of Business

   Optical Cable Corporation (the "Company") manufactures and markets a broad range of fiber optic cables for high bandwidth transmission of data, video and audio communications over moderate distances. The Company's fiber optic cables are sold nationwide and in over 65 foreign countries (also see note 9).

   (b) Cash Equivalents

   As of October 31, 1999 and 2000, cash equivalents consisted of $6,755,814 and $1,171,777, respectively, of overnight repurchase agreements and money market mutual funds. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (c) Trading Securities

   Trading securities are recorded at fair value, which is based on quoted market prices. Purchases and sales of trading securities are recognized on a trade-date basis, the date the order to buy or sell is executed. The Company's trading securities are bought and held principally for the purpose of selling them in the near term. Unrealized holding gains and losses for trading securities are included in the determination of net income or net loss. The amount of net unrealized holding loss that has been included in net income for the year ended October 31, 2000 was $499,755. Net realized gains or losses are determined on the first-in, first-out cost method. As of October 31, 2000 and April 30, 2001, the Company's trading securities consist of shares in the Nasdaq 100 Trust, which is designed to closely track the price and yield performance of the Nasdaq 100 stock index.

   As of October 31, 2000, the Company's trading securities have experienced a 2.7% decline in value since the date of purchase. In addition, subsequent to October 31, 2000 through December 8, 2000, the market value of the Company's trading securities held as of October 31, 2000, has declined approximately 17%, or approximately $3.0 million. It is possible that the price of these trading securities, valued at $17,982,830 as of October 31, 2000, could continue to experience an adverse change in the near term.

   As of October 31, 2000, the Company had short-term margin borrowings of $5,658,574 payable to an investment broker related to the trading securities. The margin account incurs interest at rates ranging from the Call Money rate plus 0.25% to the Call Money rate plus 2.5%, depending on the outstanding balance of margin borrowings (8.5% as of October 31, 2000). Obligations of the Company to the investment broker are collateralized by the trading securities and are subject to margin provisions, which may result in the sale of some or all of the trading securities to meet margin calls.

   Subsequent to October 31, 2000, the Company continued to purchase and sell shares in the Nasdaq 100 Trust and during this period the fair value of those shares continued to decline substantially. During the three months ended January 31, 2001, the Company recognized realized and unrealized net losses of $3,991,181 (unaudited), and during the three months ended April 30, 2001, the Company recognized additional realized and unrealized net losses of $5,164,075 (unaudited), for a total realized and unrealized net loss of $9,155,256 (unaudited) included in other expense, net for the six months ended April 30, 2001. As of April 30, 2001, the

                           OPTICAL CABLE CORPORATION

Company's trading securities totaled $5,030,350 (unaudited) and the outstanding margin borrowings payable to investment broker totaled $1,108,299 (unaudited). For the six months ended April 30, 2001, the Company incurred interest expense of $248,083 (unaudited) on the margin borrowings. The amount of net unrealized holding gain included in other expense, net for the six months ended April 30, 2001 was $183,191 (unaudited).

   As of April 30, 2001, the Company's trading securities, valued at $5,030,350 (unaudited), have experienced a 6.3% (unaudited) decline in value since the date of purchase. Subsequent to April 30, 2001 through June 19, 2001, the value of the Company's trading securities held as of April 30, 2001 decreased by approximately 9.5% (unaudited), or approximately $480,000 (unaudited). It is possible that the price of the Company's trading securities could continue to experience an adverse change in the near term.

   (d) Inventories

   Inventories of raw materials and production supplies are stated at the lower of cost (specific identification for optical fibers and first-in, first-out for other raw materials and production supplies) or market. Inventories of work in process and finished goods are stated at average cost, which includes raw materials, direct labor and manufacturing overhead.

   (e) Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are provided for using both straight-line and declining balance methods over the estimated useful lives of the assets. Estimated useful lives are thirty-nine years for buildings and improvements and five to seven years for machinery and equipment and furniture and fixtures.

   (f) Revenue Recognition

   Revenue is recognized at the time of product shipment or delivery to the customer, based on shipping terms.

   (g) Shipping and Handling Costs

   Shipping and handling costs include the costs incurred to physically move finished goods from the Company's warehouse to the customers designated location and the costs to store, move and prepare the finished goods for shipment. All amounts billed to a customer in a sale transaction related to shipping and handling is classified as sales revenue. Shipping and handling costs of approximately $1,195,000, $1,425,000 and $1,948,000 are included in selling, general and administrative expenses for the years ended October 31, 1998, 1999 and 2000, respectively.

   (h) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           OPTICAL CABLE CORPORATION

   (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

   (j) Stock Option Plan

   Prior to November 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On November 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

   (k) Net Income (Loss) Per Share

   Basic net income (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income
(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income (loss) of the Company.

   (l) Comprehensive Income

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. SFAS No. 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity. This Statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

   SFAS No. 130 is applicable to all entities that provide a full set of financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement. SFAS No. 130 does not have any effect on current or prior period financial statement displays presented by the Company since the Company has no items of other comprehensive income in any period presented.

                           OPTICAL CABLE CORPORATION

   (m) Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   (n) Reclassifications

   Certain reclassifications have been made to the prior year's financial statements to place them on a basis comparable with the current year's financial statements.

   (o) Interim Financial Information (Unaudited)

   The condensed financial information as of April 30, 2001, and for the six months ended April 30, 2000 and 2001, is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows. Results for the six months ended April 30, 2001, are not necessarily indicative of the results to be expected for the full year ending October 31, 2001, or any other future period.

(2) Allowance for Doubtful Accounts Receivable

   A summary of changes in the allowance for doubtful accounts receivable for the years ended October 31, 1998, 1999 and 2000, and the six months ended April 30, 2001, follows (see also note 9):

                                  Years Ended October 31,         Six Months
                                ------------------------------      Ended
                                  1998      1999       2000     April 30, 2001
                                --------  --------  ----------  --------------
                                                                 (unaudited)
   Balance at beginning of
    year....................... $307,400  $311,500  $  316,000   $ 1,909,069
   Bad debt expense............   88,005    87,490   2,018,128       494,203
   Losses charged to
    allowance..................  (90,147)  (84,633)   (453,049)   (2,191,105)
   Recoveries added to
    allowance..................    6,242     1,643      27,990           983
                                --------  --------  ----------   -----------
   Balance at end of year...... $311,500  $316,000  $1,909,069   $   213,150
                                ========  ========  ==========   ===========

(3) Inventories

   Inventories as of October 31, 1999 and 2000, and April 30, 2001, consist of the following:

                                                    October 31,
                                               ---------------------  April 30,
                                                  1999       2000       2001
                                               ---------- ---------- -----------
                                                                     (unaudited)
   Finished goods............................. $2,976,426 $  808,271 $1,587,285
   Work in process............................  2,306,209  3,487,611  4,323,194
   Raw materials..............................  3,416,046  3,194,393  2,823,236
   Production supplies........................     55,742     81,878     83,829
                                               ---------- ---------- ----------
                                               $8,754,423 $7,572,153 $8,817,544
                                               ========== ========== ==========

                           OPTICAL CABLE CORPORATION

(4) Property and Equipment

   Property and equipment as of October 31, 1999 and 2000, consists of the following:

                                                            October 31,
                                                      ------------------------
                                                         1999         2000
                                                      -----------  -----------
   Land.............................................. $ 2,745,327  $ 2,745,327
   Building and improvements.........................   6,893,642    6,896,842
   Machinery and equipment...........................   5,424,594    6,676,960
   Furniture and fixtures............................     734,404      735,052
   Construction in progress..........................     131,008      236,071
                                                      -----------  -----------
       Total property and equipment, at cost.........  15,928,975   17,290,252
   Less accumulated depreciation and amortization....  (5,102,644)  (5,834,880)
                                                      -----------  -----------
       Property and equipment, net................... $10,826,331  $11,455,372
                                                      ===========  ===========

   In October 2000, the Company entered into agreements to purchase certain machinery and equipment totaling approximately $872,000. The machinery and equipment is expected to be delivered and installed by the end of July 2001. Total remaining commitments under the machinery and equipment purchase agreements as of October 31, 2000 approximated $712,000.

(5) Notes Payable

   Under a loan agreement with its bank dated March 10, 1999, the Company has a $5.0 million secured revolving line of credit and a $10.0 million secured revolving line of credit. The Company's intention is that the $5.0 million line of credit be available to fund general corporate purposes and that the $10.0 million line of credit be available to fund potential acquisitions and joint ventures. The lines of credit bear interest at 1.5% above the monthly LIBOR rate (8.1% as of October 31, 2000 and 5.9% (unaudited) as of April 30, 2001) and are equally and ratably secured by the Company's accounts receivable, contract rights, inventory, furniture and fixtures, machinery and equipment and general intangibles. The lines of credit will expire on February 28, 2001, unless renewed or extended. While the lines of credit do not require a compensating balance that legally restricts the use of cash amounts, at the bank's request, the Company has agreed to maintain an unrestricted target cash balance of $125,000.

   The lines of credit referred to above were extended by the bank on February 23, 2001, and will expire on March 31, 2002, unless further renewed or extended (unaudited).

(6) Leases

   In August 1994, the Company entered into a four-year operating lease for computerized mailing and shipping equipment with an unrelated party. Rent expense under this lease amounted to $21,527 for the year ended October 31, 1998.

(7) Related Party Agreements

   Since February 1, 1995, the Company has entered into employment agreements with the individual who is the Company's Chairman, President and Chief Executive Officer and its previously sole stockholder which typically have a term of less than two years. Annual compensation under the agreements consists of salary payments equal to 1.0% of the previous fiscal year's net sales and provides for sales commissions equal to 1.0% of the positive difference between the current fiscal year's net sales and the prior fiscal year's net sales. Compensation under this agreement amounted to $521,889, $506,986 and $582,190 for the years ended October 31, 1998, 1999 and 2000, respectively.

                           OPTICAL CABLE CORPORATION

(8) Employee Benefits

   The Company's independently administered self-insurance program provides health insurance coverage for employees and their dependents on a cost-reimbursement basis. Under the program, the Company is obligated for claims payments. A stop loss insurance contract executed with an insurance carrier covers claims in excess of $35,000 per covered individual and $813,716 in the aggregate per year. During the years ended October 31, 1998, 1999 and 2000, total claims expense of $725,535, $837,488 and $925,347, respectively, was incurred, which represents claims processed and an estimate for claims incurred but not reported. Effective January 1, 2001, the Company will no longer independently administer the health insurance coverage, but will contract for insurance coverage with a third-party administrator.

   Effective January 1, 1994, the Company adopted a 401(k) retirement savings plan. To become eligible for the plan, an employee must complete six months of service and be at least 21 years of age. The plan allows participants to contribute through salary reduction up to 7.0% of their annual compensation on a pretax basis. Company matching contributions are two dollars for every one dollar contributed by an employee up to 4.0% of the employees' annual compensation. The Company made matching contributions to the plan of $353,096, $365,887 and $406,934 for the years ended October 31, 1998, 1999 and 2000, respectively.

   The Company and its previously sole stockholder adopted on March 1, 1996 a stock incentive plan which is called the Optical Cable Corporation 1996 Stock Incentive Plan (the "Plan"). The Plan is intended to provide a means for employees to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company through the use of stock incentives. The Company has reserved 6,000,000 shares of common stock for issuance pursuant to incentive awards under the Plan. As of October 31, 2000, there were 5,571,001 additional shares available for grant under the Plan. Although not required under the Plan stock options granted to date have been granted at not less than fair market value on the date of grant.

   The options have terms ranging from 8.75 to 10 years and vest 25.0% after two years, 50.0% after three years, 75.0% after four years and 100.0% after five years.

   The per share weighted-average estimated fair value of stock options granted during 1996 and 1997 was $1.45 and $6.25, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1996--expected cash dividend yield of 0.0%, risk-free interest rate of 6.3%, expected volatility of 85.5% and an expected life of 10 years; 1997--expected cash dividend yield of 0.0%, risk-free interest rate of 6.1%, expected volatility of 85.5% and an expected life of 8.75 years.

                           OPTICAL CABLE CORPORATION

   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's Plan been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the SFAS No. 123 pro forma amounts indicated below:

                                                   Years Ended October 31,
                                               --------------------------------
                                                  1998       1999       2000
                                               ---------- ---------- ----------
   Net income:
     As reported.............................. $7,269,964 $8,304,640 $8,255,058
                                               ========== ========== ==========
     Pro forma................................ $6,926,736 $7,961,412 $7,911,830
                                               ========== ========== ==========
   Net income per share:
     Basic net income per share:
      As reported............................. $     0.13 $     0.15 $     0.15
                                               ========== ========== ==========
      Pro forma............................... $     0.12 $     0.14 $     0.14
                                               ========== ========== ==========
     Diluted net income per share:
      As reported............................. $     0.13 $     0.15 $     0.15
                                               ========== ========== ==========
      Pro forma............................... $     0.12 $     0.14 $     0.14
                                               ========== ========== ==========

   Stock option activity during the periods indicated was as follows:

                                                     Number
                                                       of     Weighted-Average
                                                     Shares    Exercise Price
                                                    --------  ----------------
   Balance at October 31, 1997.....................  995,250       $ 3.74
    Exercised...................................... (119,025)        1.67
    Forfeited......................................  (22,500)        6.27
                                                    --------
   Balance at October 31, 1998.....................  853,725         3.97
    Replacement options issued.....................    3,449         7.25
    Exercised...................................... (119,700)        1.67
    Forfeited......................................  (26,250)        5.94
                                                    --------
   Balance at October 31, 1999.....................  711,224         4.28
    Replacement options issued.....................    1,500         7.25
    Exercised...................................... (268,336)        3.86
    Forfeited......................................  (15,389)        6.02
                                                    --------
   Balance at October 31, 2000, (124,499 options
    exercisable; 215,550 options at exercise price
    of $1.67 per share with remaining contractual
    life of 5.5 years, and 213,449 options at
    exercise price of $7.42 per share with
    remaining contractual life of 5.5 years).......  428,999         4.53
    Granted (unaudited)............................  500,000        10.69
    Exercised (unaudited).......................... (138,186)        2.09
    Forfeited (unaudited)..........................   (6,500)       10.69
                                                    --------
   Balance at April 30, 2001 (unaudited)...........  784,313       $ 8.84
                                                    ========

   No new stock options were granted during the fiscal years ended October 31, 1998, 1999 and 2000. However, prior stock options granted have a replacement feature, whereby the participant automatically receives a replacement option to purchase additional shares of the Company's common stock equal to the

                           OPTICAL CABLE CORPORATION
number of shares surrendered, if any, to the Company by the participant in payment of the exercise price with respect to stock options exercised. Replacement options were issued under this replacement feature during the fiscal years ended October 31, 1998 and 1999.

   On November 30, 2000, the Board of Directors approved grants of stock options for a total of 500,000 shares effective December 1, 2000 under the Company's 1996 Stock Incentive Plan. The per share exercise price of $10.69 associated with these stock options was equal to the fair market value of the Company's common stock on the date of grant.

(9) Business and Credit Concentrations, Major Customers and Geographic
Information

   On November 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

   The Company has a single reportable segment for purposes of segment reporting pursuant to SFAS No. 131. In addition, the Company's fiber optic cable products are similar in nature. Therefore, the Company has disclosed enterprise-wide information about geographic areas and major customers below in accordance with the provisions of SFAS No. 131.

   The Company provides credit, in the normal course of business, to various commercial enterprises, governmental entities and not-for-profit organizations. Concentration of credit risk with respect to trade receivables is limited due to the Company's large number of customers. The Company also manages exposure to credit risk through credit approvals, credit limits and monitoring procedures. Management believes that credit risks as of October 31, 1999 and 2000 have been adequately provided for in the financial statements. As of October 31, 1999 and 2000, there were no significant amounts receivable from any one customer other than those described below.

   For the year ended October 31, 1998, 27.3% or approximately $13,817,000 of net sales were attributable to two major domestic distributors (13.2% or approximately $6,698,000 to one of these major distributors and 14.1% or approximately $7,119,000 to the other major distributor that filed for liquidation under the bankruptcy laws subsequent to October 31, 2000). The combined trade accounts receivable for these distributors at October 31, 1998 totaled approximately $2,989,000. No single customer or other distributor accounted for more than 5.0% of net sales for the year ended October 31, 1998.

   For the year ended October 31, 1999, 30.6% or approximately $15,513,000 of net sales were attributable to two major domestic distributors (15.8% or approximately $8,002,000 to one of these major distributors and 14.8% or approximately $7,511,000 to the other major distributor that filed for liquidation under the bankruptcy laws subsequent to October 31, 2000). The combined related trade accounts receivable for these distributors as of October 31, 1999 totaled approximately $3,294,000. No single customer or other distributor accounted for more than 5.0% of net sales for the year ended October 31, 1999. As of October 31, 1999, no single customer or other distributor had an outstanding balance payable to the Company in excess of 5.0% of total stockholders' equity.

   For the year ended October 31, 2000, 28.0% or approximately $16,241,000 of net sales were attributable to two major domestic distributors (12.5 % or approximately $7,246,000 to one of these major distributors and 15.5% or approximately $8,995,000 to the other major distributor that filed for liquidation under the bankruptcy laws subsequent to October 31, 2000). The combined related trade accounts receivable for these distributors as

                           OPTICAL CABLE CORPORATION
of October 31, 2000 totaled approximately $3,468,000. The Company has specifically reserved $1,772,000 for estimated uncollectible accounts receivable from one of these major distributors that filed for liquidation under the bankruptcy laws subsequent to October 31, 2000. Bad debt expense related to this distributor has been included in selling, general and administrative expenses on the statement of income for the year ended October 31, 2000. No single customer or other distributor accounted for more than 5.0% of net sales for the year ended October 31, 2000. As of October 31, 2000, no single customer or other distributor had an outstanding balance payable to the Company in excess of 5.0% of total stockholders' equity.

   For the years ended October 31, 1998, 1999 and 2000, approximately 78.3%, 80.3% and 78.8%, respectively, of net sales were from customers located in the United States, while approximately 21.7%, 19.7% and 21.2%, respectively, were from international customers. Net sales attributable to the United States and other foreign countries for the years ended October 31, 1998, 1999 and 2000 were as follows:

                                              Years Ended October 31,
                                        -------------------------------------
                                           1998         1999         2000
                                        -----------  -----------  -----------
   United States....................... $39,621,544  $40,687,466  $45,878,300
   Australia...........................   1,570,536      702,780      801,641
   Canada..............................     889,702    1,756,928    1,808,469
   England.............................     987,154      694,680    1,163,587
   Other foreign countries.............   7,519,957    6,856,783    8,566,997
                                        -----------  -----------  -----------
         Net sales..................... $50,588,893  $50,698,637  $58,218,994
                                        ===========  ===========  ===========

   None of the Company's long-lived assets are located outside the United
States.

(10) Income Taxes

   Total income taxes for the years ended October 31, 1998, 1999 and 2000 were allocated as follows:

                                              Years Ended October 31,
                                        -------------------------------------
                                           1998         1999         2000
                                        -----------  -----------  -----------
   Income from operations.............. $ 4,107,495  $ 4,214,096  $ 4,478,656
   Stockholders' equity, for
    disqualifying disposition of stock
    options exercised..................    (150,359)    (209,207)  (1,354,718)
                                        -----------  -----------  -----------
                                        $ 3,957,136  $ 4,004,889  $ 3,123,938
                                        ===========  ===========  ===========

                           OPTICAL CABLE CORPORATION

   Income tax expense (benefit) attributable to income from operations for the years ended October 31, 1998, 1999 and 2000, consisted of:

                                            Current     Deferred     Total
                                           ----------  ----------  ----------
   Year Ended October 31, 1998
   U.S. Federal........................... $3,733,231  $  (69,192) $3,664,039
   State..................................    451,779      (8,323)    443,456
                                           ----------  ----------  ----------
         Totals........................... $4,185,010  $  (77,515) $4,107,495
                                           ==========  ==========  ==========

                                            Current     Deferred     Total
                                           ----------  ----------  ----------
   Year Ended October 31, 1999
   U.S. Federal........................... $3,729,606  $   60,479  $3,790,085
   State..................................    416,736       7,275     424,011
                                           ----------  ----------  ----------
         Totals........................... $4,146,342  $   67,754  $4,214,096
                                           ==========  ==========  ==========

                                            Current     Deferred     Total
                                           ----------  ----------  ----------
   Year Ended October 31, 2000
   U.S. Federal........................... $4,667,627  $ (658,506) $4,009,121
   State..................................    548,746     (79,211)    469,535
                                           ----------  ----------  ----------
         Totals........................... $5,216,373  $ (737,717) $4,478,656
                                           ==========  ==========  ==========

   Reported income tax expense for the years ended October 31, 1998, 1999 and 2000 differs from the "expected" tax expense, computed by applying the U.S.
Federal statutory income tax rate of 35.0% to income before income tax expense, as follows:

                                               Years Ended October 31,
                                           ----------------------------------
                                              1998        1999        2000
                                           ----------  ----------  ----------
   "Expected" tax expense................. $3,982,111  $4,381,558  $4,456,800
   Increase (reduction) in income tax
    expense resulting from:
     Foreign Sales Corporation benefit....   (122,282)   (326,662)   (201,098)
     State income taxes, net of federal
      benefits............................    288,822     254,359     295,853
     Other differences, net...............    (41,156)    (95,159)    (72,899)
                                           ----------  ----------  ----------
         Reported income tax expense...... $4,107,495  $4,214,096  $4,478,656
                                           ==========  ==========  ==========

                           OPTICAL CABLE CORPORATION

   The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset as of October 31, 1999 and 2000 are presented below:

                                                              October 31,
                                                          ---------------------
                                                            1999        2000
                                                          ---------  ----------
   Deferred tax assets:
    Accounts receivable, due to allowance for doubtful
     accounts...........................................  $ 118,911  $  718,312
    Inventories, due to additional costs inventoried for
     tax purposes pursuant to the Tax Reform Act of
     1986...............................................     71,564      66,070
    Self-insured health care costs, due to accrual for
     financial reporting purposes.......................     58,739      44,780
    Compensated absences due to accrual for financial
     reporting purposes.................................     48,812      49,594
    Unrealized loss on trading securities, net..........         --     187,368
    Other...............................................         --       4,205
                                                          ---------  ----------
         Total gross deferred tax assets................    298,026   1,070,329
    Less valuation allowance............................         --          --
                                                          ---------  ----------
         Net deferred tax assets........................    298,026   1,070,329
   Deferred tax liabilities:
    Plant and equipment, due to differences in
     depreciation and capital gain recognition..........   (179,789)   (195,085)
    Other receivables, due to accrual for financial
     reporting purposes.................................    (91,374)   (110,664)
                                                          ---------  ----------
         Total gross deferred tax liabilities...........   (271,163)   (305,749)
                                                          ---------  ----------
         Net deferred tax asset.........................  $  26,863  $  764,580
                                                          =========  ==========

   Based on the Company's historical and current pretax earnings, management believes that it is more likely than not that the recorded deferred tax assets as of October 31, 1999 and 2000, will be realized.

   As of April 30, 2001, the Company has assessed the realizability of its deferred tax assets relating to the capital loss carryforward and unrealized net loss generated by the Company's trading securities during the six months ended April 30, 2001. As a result, the Company has determined that it is more likely than not that these deferred tax assets totaling approximately $3,148,000 (unaudited) as of April 30, 2001, will not be realized. Accordingly, the Company has established a valuation allowance for deferred tax assets in the amount of approximately $3,148,000 (unaudited) as of April 30, 2001, which is included in income tax expense for the six months ended April 30, 2001. In order to fully realize these deferred tax assets, the Company will need to generate future capital gains of approximately $8.4 million (unaudited) prior to the expiration of the capital loss carryforward in 2006.

(11) Fair Value of Financial Instruments

   The carrying amounts reported in the balance sheet for cash, cash equivalents, trade accounts receivable, other receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. For trading securities, fair value is based on quoted market prices.

   As of October 31, 1999, the carrying amount and fair value of the Company's note receivable were $93,605 and $86,250, respectively. The fair value of the note receivable was estimated by discounting the future cash flows of the instrument at an estimated interest rate for loans of similar terms to companies with comparable credit risk.

                           OPTICAL CABLE CORPORATION

(12) Net Income (Loss) Per Share

   The following is a reconciliation of the numerators and denominators of the net income (loss) per share computations for the periods presented:

                                          Net Income      Shares     Per Share
                                          (Numerator)  (Denominator)  Amount
                                          -----------  ------------- ---------
   Year Ended October 31, 1998
   Basic net income per share............ $ 7,269,964   57,430,907    $ 0.13
                                                                      ======
   Effect of dilutive stock options......          --      432,370
                                          -----------   ----------
   Diluted net income per share.......... $ 7,269,964   57,863,277    $ 0.13
                                          ===========   ==========    ======
                                          Net Income      Shares     Per Share
                                          (Numerator)  (Denominator)  Amount
                                          -----------  ------------- ---------
   Year Ended October 31, 1999
   Basic net income per share............ $ 8,304,640   56,503,964    $ 0.15
                                                                      ======
   Effect of dilutive stock options......          --      360,933
                                          -----------   ----------
   Diluted net income per share.......... $ 8,304,640   56,864,897    $ 0.15
                                          ===========   ==========    ======
                                          Net Income      Shares     Per Share
                                          (Numerator)  (Denominator)  Amount
                                          -----------  ------------- ---------
   Year Ended October 31, 2000
   Basic net income per share............ $ 8,255,058   56,306,679    $ 0.15
                                                                      ======
   Effect of dilutive stock options......          --      451,503
                                          -----------   ----------
   Diluted net income per share.......... $ 8,255,058   56,758,182    $ 0.15
                                          ===========   ==========    ======
                                          Net Income      Shares     Per Share
                                          (Numerator)  (Denominator)  Amount
                                          -----------  ------------- ---------
   Six Months Ended April 30, 2000
    (unaudited)
   Basic net income per share............ $ 4,730,562   56,244,123    $ 0.08
                                                                      ======
   Effect of dilutive stock options......          --      457,041
                                          -----------   ----------
   Diluted net income per share.......... $ 4,730,562   56,701,164    $ 0.08
                                          ===========   ==========    ======
                                           Net Loss       Shares     Per Share
                                          (Numerator)  (Denominator)  Amount
                                          -----------  ------------- ---------
   Six Months Ended April 30, 2001
    (unaudited)
   Basic net loss per share.............. $(3,772,541)  56,317,635    $(0.07)
                                                                      ======
   Effect of dilutive stock options......          --      332,458
                                          -----------   ----------
   Diluted net loss per share............ $(3,772,541)  56,650,093    $(0.07)
                                          ===========   ==========    ======

   Stock options that could potentially dilute net income per share in the future that were not included in the computation of diluted net income per share because to do so would have been antidilutive totaled 341,250 for the year ended October 31, 1998. No such antidilutive stock options existed with respect to diluted net income per share calculation for the years ended October 31, 1999 and 2000. See note 8 for discussion of stock options granted subsequent to October 31, 2000.

                           OPTICAL CABLE CORPORATION

(13) Stockholders' Equity

   On August 31, 2000, the Company's Board of Directors approved a 3-for-2 stock split effected in the form of a stock dividend of one share paid on September 28, 2000, upon each two shares held by stockholders of record at the close of business on September 8, 2000. The Company's stock began trading ex-dividend on September 29, 2000. All references to share and per share data, except for references to authorized shares, contained elsewhere in this annual report have been retroactively adjusted to reflect the impact of the approved stock dividend.

   The Company's Board of Directors has authorized the repurchase of up to $20 million of the Company's common stock in the open market or in privately negotiated transactions. Through October 31, 2000, the Company has repurchased 2,130,443 shares of its common stock for $14,863,675 in such transactions since the inception of the Company's share repurchase program in October 1997. For the period from November 1, 2000 through April 30, 2001, the Company has purchased 173,300 (unaudited) additional shares of its common stock for $1,578,109 (unaudited) in such transactions.

(14) Contingencies

   On September 27, 2000, the Equal Employment Opportunity Commission (EEOC) filed a lawsuit under Title VII of the Civil Rights Act against the Company in the United States District Court for the Western District of Virginia alleging a pattern or practice of discrimination on the bases of gender and race. The lawsuit seeks injunctive and other relief and damages in an unspecified amount. Management intends to vigorously defend the lawsuit on the merits. While the ultimate resolution of this lawsuit cannot be determined, management does not expect that its resolution will have a material adverse effect on the financial condition or business of the Company.

   See also the "Legal Proceedings" section included elsewhere in the prospectus.

   From time to time, the Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                           OPTICAL CABLE CORPORATION

(15) Quarterly Results of Operations (Unaudited)

   The following is a summary of the unaudited quarterly results of operations for the years ended October 31, 1999 and 2000:

                                              Quarter Ended
                             ------------------------------------------------
                             January 31   April 30     July 31    October 31
                             ----------- ----------- -----------  -----------
   Year Ended October 31,
    1999
   Net sales................ $10,841,939 $12,434,733 $12,602,659  $14,819,306
   Gross profit.............   4,722,187   5,710,552   5,424,127    7,294,749
   Income before income
    taxes...................   2,252,663   3,057,265   2,899,109    4,309,639
   Net income...............   1,448,235   1,963,327   1,816,583    3,076,495
   Basic and diluted net
    income per share........        0.03        0.04        0.03         0.06

                                              Quarter Ended
                             ------------------------------------------------
                             January 31   April 30     July 31    October 31
                             ----------- ----------- -----------  -----------
   Year Ended October 31,
    2000
   Net sales................ $11,346,235 $13,028,310 $16,650,975  $17,193,474
   Gross profit.............   5,205,115   5,909,092   7,652,197    8,574,902
   Other income (expense),
    net.....................     532,545   1,386,149    (403,252)  (1,098,836)
   Income before income
    taxes...................   3,138,397   4,163,017   3,702,629    1,729,671
   Net income...............   2,033,120   2,697,442   2,400,129    1,124,367
   Basic and diluted net
    income per share........        0.04        0.05        0.04         0.02

                                       Shares



                               ----------------

                                   PROSPECTUS
                                 June   , 2001

                               ----------------

                            ABN AMRO Rothschild LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The table below sets forth the expenses to be incurred by us in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act of 1933 registration fee and the NASD filing fee.

Registration fee under the Securities Act.............................. $22,500
NASD filing fee........................................................   9,500
Printing expenses......................................................       *
Registrar and Transfer Agent's fees and expenses.......................       *
Accountants' fees and expenses.........................................       *
Legal fees and expenses, not including Blue Sky........................       *
Blue Sky fees and expenses.............................................       *
Miscellaneous..........................................................       *
                                                                        -------
    Total.............................................................. $     *

--------
   * To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

   Our Articles of Incorporation provide for mandatory indemnification of our directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Optical Cable itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

   In the Underwriting Agreement, a proposed form of which will be filed by amendment as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

   None.

Item 16(a). Exhibits.

 1.1 Proposed form of Underwriting Agreement (1).

 3.1 Amended and Restated Articles of Incorporation of Optical Cable
     Corporation.

 3.2 Bylaws of Optical Cable Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 No.
     33-96476).

 4.1 Form of certificate representing common stock (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 No.
     33-96476).

  5.1 Opinion of McGuireWoods LLP as to the validity of the offered shares.

 10.1 Employment Agreement by and between Optical Cable Corporation and Robert
      Kopstein, effective November 1, 2000 (filed as Exhibit 10.3 to the
      Registrant's Annual Report on Form 10-K for the year ended October 31,
      2000 (file number 0-27022), and incorporated herein by reference).

 10.2 Loan Agreement, dated March 10, 1999, by and between Optical Cable
      Corporation and First Union National Bank (filed as Exhibit 10.6 to the
      Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
      January 31, 1999 (file number 0-27022), and incorporated herein by reference).

 10.3 Security Agreement, dated April 25, 1997, by and between Optical Cable
      Corporation and First Union National Bank of Virginia (filed as Exhibit
      10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 (file number 0-27022), and incorporated herein by reference).

 10.4 Promissory Note, dated March 10, 1999, issued by Optical Cable
      Corporation to First Union National Bank in the amount of $5,000,000 and the Promissory Note, dated March 10, 1999, issued by Optical Cable
      Corporation to First Union National Bank in the amount of $10,000,000
      (filed as Exhibit 10.8 to the Registrant's Quarterly Report on form 10-Q for the fiscal quarter ended January 31, 1999 (file number 0-27022), and incorporated herein by reference).

 10.5 Optical Cable Corporation Employee Stock Purchase Plan (filed as Exhibit
      10.9 to the Registrant's Quarterly Report on Form10-Q for the fiscal quarter ended July 31, 1998 (file number 0-27022), and incorporated herein by reference).

 10.6 Renewal Agreement by and between First Union National Bank and Optical
      Cable Corporation dated February 23, 2001 (filed as Exhibit 10.10 to the
      Registrant's Quarterly Report on Form10-Q for the fiscal quarter ended
      January 31, 2001 (file number 0-27022), and incorporated herein by reference).

 10.7 Renewal Agreement by and between First Union National Bank and Optical
      Cable Corporation dated February 23, 2001 (filed as Exhibit 10.11 to the
      Registrant's Quarterly Report on Form10-Q for the fiscal quarter ended
      January 31, 2001 (file number 0-27022), and incorporated herein by reference).

 10.8 Optical Cable Corporation 1996 Stock Incentive Plan (incorporated by reference to Exhibit 28.1 to the Registrant's Registration Statement on Form S-8 No. 333-09433).

 21.1 Optical Cable Foreign Sales Corporation, a Virgin Islands corporation.

 23.1 Consent of KPMG LLP.

      Consent of McGuireWoods LLP (included in their opinion filed as Exhibit
 23.2 5.1).

--------
(1) To be filed by amendment.

Item 16(b). Financial Statement Schedules.

   None.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on June 19, 2001.

                                          Optical Cable Corporation

                                                   /s/ Robert Kopstein
                                          By: _________________________________
                                                      Robert Kopstein
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

   Know All Men By These Present that each individual whose signature appears below constitutes and appoints Robert Kopstein and Kenneth W. Harber, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file: (i) any and all amendments, including post-effective amendments, to this Registration Statement, with all exhibits, and all documents in connection therewith, and (ii) a Registration Statement, and any and all amendments, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 19, 2001.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Robert Kopstein            Chairman of the Board,        June 19, 2001
______________________________________  President Chief Executive
           Robert Kopstein              Officer and Director
                                        (Principal Executive
                                        Officer)

       /s/ Luke J. Huybrechts          Senior Vice President of      June 19, 2001
______________________________________  Sales and Director
          Luke J. Huybrechts

       /s/ Kenneth W. Harber           Vice President of Finance,    June 19, 2001
______________________________________  Treasurer, Secretary and
          Kenneth W. Harber             Director (Principal
                                        Financial and Accounting
                                        Officer)

       /s/ Randall H. Frazier          Director                      June 19, 2001
______________________________________
          Randall H. Frazier

        /s/ John M. Holland            Director                      June 19, 2001
______________________________________
           John M. Holland

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